Exhibit 10.71

LOAN AND SECURITY AGREEMENT

THIS LOAN AND SECURITY AGREEMENT (together with all schedules, riders and exhibits annexed hereto from time to time, this “Agreement”) is entered into this 6th day of June, 2012, between ALOSTAR BANK OF COMMERCE, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama (“Lender”), and ANIP ACQUISITION COMPANY, a Delaware corporation (“Borrower”).  All schedules, riders and exhibits annexed hereto are incorporated herein and made a part hereof.

SECTION 1.                         DEFINITIONS

1.1                               Defined Terms.  When used in this Agreement or in any schedule or rider hereto, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Account Debtor” means a Person obligated to pay an Account.

“Accounts Formula Amount” means, on any date of determination thereof, an amount equal to the percentage set forth in Item 1 of the Terms Schedule of the net amount of Eligible Accounts on such date.  As used herein, the phrase “net amount of Eligible Accounts” shall mean the face amount of such Accounts on any date less any and all returns, rebates, discounts (which may, at Lender’s option, be calculated on shortest terms), credits, allowances or Taxes at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with, or any interest accrued on the amount of, such Accounts at such date, as provided in this Agreement.

“Affiliate” means a Person (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, another Person; (b) which beneficially owns or holds 10% or more of any class of the Equity Interests of a Person; or (c) 10% or more of the Equity Interests with power to vote of which is beneficially owned or held by another Person or a Subsidiary of another Person.  For purposes hereof, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of any Equity Interest, by contract or otherwise.

“Anti-Terrorism Laws” means any laws relating to terrorism or money laundering, including Executive Order No. 13224 and the USA PATRIOT ACT.

“Applicable Variable Rate” shall have the meaning given to it in Item 8(a) of the Terms Schedule.

“Authorized Officer” means each Senior Officer, each person identified in Item 2 of the Terms Schedule (if any), and each other person designated in writing by Borrower to Lender as an authorized officer to make requests for Loans or other extensions of credit hereunder.

“Availability” means, on any date, the amount that Borrower is entitled to borrow as Revolver Loans on such date, such amount being the difference derived when the sum of the principal amount of Revolver Loans then outstanding (including any amounts that Lender may have paid for the account of Borrower pursuant to any of the Loan Documents and that have not been reimbursed by Borrower) is subtracted from the Borrowing Base on such date.  If the amount outstanding is equal to or greater than the Borrowing Base, then there shall be no Availability.

“Availability Reserve” means, on any date of determination thereof, an amount equal to the sum of the following (without duplication): (a) the Inventory Reserve; (b) (i) the aggregate amount of past due rent, fees or other charges owing at such time by any Obligor to any landlord of any premises where any of the Collateral is located or to any processor, repairman, mechanic or other Person who is in possession of any Collateral or has asserted or is able to assert any Lien or claim thereto and (ii) any Availability Reserve established by the Lender in its reasonable credit judgment pursuant to Section 5.1(a) or any other provision of this Agreement or any Rider hereto; (c) any amounts which any Obligor is obligated to pay pursuant to the provisions of any of the Loan Documents that Lender elects to pay for the account of such Obligor in accordance with authority contained in any of the Loan Documents; (d) additional reserves described in Item 3 of the Terms Schedule (if any); (e) the amount of any outstanding Bank Product Obligations owing to Lender or any Affiliate of Lender; and (f) such additional reserves, in such amounts and with respect to such matters, as Lender in its reasonable credit judgment may elect to impose from time to time.

“Bank Products” means any one or more of the following types of products, services or facilities extended to Borrower by Lender or any Affiliate of Lender (whether or not in reliance on Lender’s agreement to indemnify such Affiliate):  (i) commercial credit or debit cards; (ii) merchant card services; (iii) cash management services for operating, collections, payroll and trust accounts of Borrower that are provided by Lender or any of its Affiliates, including automatic clearinghouse services, controlled disbursement services, electronic funds transfer services, information reporting services, lockbox services, stop payment services and wire transfer services; (iv) products consisting of interest rate protection agreements, foreign currency exchange agreements, forward contracts, currency swap agreements, commodity price protection agreements for other interest or currency exchange rate or commodity price hedging arrangements; (v) equipment leasing arrangements between Borrower and Lender or any Affiliate of Lender; and (vi) such other banking products or services provided by Lender or any Affiliate of Lender as may be requested by Borrower, other than Letters of Credit.

“Bank Product Obligations” means all indebtedness or other obligations arising out of or relating in any way to Bank Products.

“Bankruptcy Code” means title 11 of the United States Code.

“Borrowing Base” means, on any date of determination thereof, an amount equal to the lesser of: (a) the Maximum Revolver Facility Amount on such date and (b) an amount equal to (i) the sum of the Accounts Formula Amount plus the Inventory Formula Amount on such date minus (ii) the Availability Reserve on such date.

“Borrowing Base Certificate” means a certificate, substantially in the form requested by Lender, with appropriate insertions, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Borrower’s Books” means all of Borrower’s books and records relating to its existence, governance, assets, liabilities or financial condition or any of the Collateral, including minute books; ledgers and records indicating, summarizing or evidencing Borrower’s assets or liabilities; all information relating to Borrower’s business operations; and all computer records, programs, discs or tape files, printouts, runs, and other information prepared or stored electronically, including the equipment or any website or third party storage provider containing or hosting such information.

“Business Day” means any day of the week, excluding Saturdays, Sundays, each day that is a legal holiday under the laws of the State of Georgia and each day on which Lender is otherwise closed for transacting business with the public.

“Cardinal Health” means Cardinal Health, Inc., an Ohio corporation.

“Change in Law” means the occurrence, after the date hereof, of (a) the adoption, taking effect or phasing in of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof; or (c) the making, issuance or application of any request, guideline, requirement or directive (whether or not having the force of law) by any governmental authority.  For the avoidance of doubt, “Change in Law” shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directions issued thereunder or in connection therewith or in implementation thereof regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means (a) the occurrence of any event (whether in one or more transactions) which results in a transfer of Control of Borrower to a Person who is not an original owner of Equity Interests in Borrower on the Closing Date or (b) any merger or consolidation of or with Borrower or sale of all or substantially all of the property of Borrower.  For purposes of this definition, “Control of Borrower” shall mean the power, direct or indirect, (i) to vote 50% or more of the Equity Interests having ordinary voting power for the election of directors or managing agents of Borrower or (ii) to direct or cause the direction of the management and the policies of Borrower by contract or otherwise.

“Closing Date” means the date on which the initial Loan is funded hereunder.

“Collateral” means all of the property and interests in property described in Section 4.1 of this Agreement, all property described in any of the Security Documents as security for the payment or performance of any of the Obligations, and all other property and interests in property that now or hereafter secure (or are intended to secure) the payment or performance of any of the Obligations.

“Collections Account” means any Deposit Account maintained by Borrower at a bank or other financial institution to which collections, deposits and other payments on or with respect to the Collateral are to be made pursuant to the terms hereof and in respect of which only Lender shall have access to withdraw or otherwise direct the disposition of the funds on deposit therein.

“Commitment Termination Date” means the date that is the sooner to occur of (i) the last day of the Term or (ii) the date on which the Commitments are terminated pursuant to Section 3.2.

“Commitments” means all commitments and other undertakings of Lender in this Agreement to make Loans or other extensions of credit to or for the benefit of Borrower in accordance with the terms of this Agreement and of the other Loan Documents.

“Compliance Certificate” means a Compliance Certificate, in the form of Exhibit B attached hereto, with appropriate insertions, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct by a Senior Officer.

“Credit Support” means any guaranty, indemnity, security or other assurance of payment or performance provided by Lender to induce a Person to extend credit to or for the benefit of any Obligor, including the issuance of any Letter of Credit by such Person for the account of any Obligor.

“Debt” means, as applied to a Person, without duplication: (a) all items which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet of such Person as of the date as of which Debt is to be determined, including capitalized lease obligations, but excluding items of capital stock or of surplus, earned or otherwise; (b) all contingent obligations of such Person; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of Borrower (without duplication), the Obligations.  The Debt of a Person shall include any recourse Debt of any partnership or joint venture in which such Person is a general partner or joint venturer.

“Default” means an event or condition the occurrence of which would, with the lapse of time or the giving of notice, or both, become an Event of Default.

“Deposit Account Control Agreement” means a deposit account control agreement among Borrower, Lender and the financial institution named therein, pursuant to which Lender shall have obtained “control” (as contemplated by Section 9-104 of the UCC) of such deposit account.

“Disbursement Account” means any Deposit Account maintained by Borrower with a financial institution for the purpose of receiving and disbursing the proceeds of Loans made pursuant hereto.

“Disclosure Schedule” means the Disclosure Schedule annexed hereto.

“Distribution” means, in respect of any entity, (i) any payment of dividends or other distributions on Equity Interests of the entity (except distributions consisting of such Equity Interests) and (ii) any purchase, redemption or other acquisition or retirement for value of any Equity Interests of the entity or an Affiliate of the entity unless made contemporaneously from the net proceeds of the sale of Equity Interests.

“Dollars” and the sign “$” means lawful money of the United States of America.

“Early Termination Fee” means a fee to be paid by Borrower to Lender pursuant to Items 4 and 9(a)(iv) of the Terms Schedule.

“Eligible Account” means an Account which arises in the Ordinary Course of Business of Borrower from the sale of goods, or the sale of manufacturing, laboratory and development services, is payable in Dollars, is subject to Lender’s duly perfected Lien, and is deemed by Lender, in its reasonable credit judgment, to be an Eligible Account.  Without limiting the generality of the foregoing, no Account shall be an Eligible Account if: (a) it arises out of a sale made by Borrower to a Subsidiary or an Affiliate of Borrower or to a Person controlled by an Affiliate of Borrower; (b) it is due or unpaid for more than 60 days after the original due date shown on the invoice; (c) if the due date for such Account is 60 days or 90 days after the original invoice date, it is due or unpaid for more than 120 days from the original invoice date; (d) if the due date for such Account is less than 90 days after the original invoice date, it is unpaid more than 90 days after the original invoice date; (e) 50% or more of the Accounts from the Account

Debtor are not deemed Eligible Accounts hereunder; (f) the total unpaid Accounts of McKesson and all Affiliates of such Account Debtor exceed 45% of the aggregate amount of all Accounts, the total unpaid Accounts of Cardinal Health and all Affiliates of such Account Debtor exceed 35% of the aggregate amount of all Accounts, or the total unpaid Accounts of any other Account Debtor exceed 30% of the aggregate amount of all Accounts, in each case, to the extent of such excess; (g) any covenant, representation or warranty contained in this Agreement with respect to such Account has been breached; (h) the Account Debtor is also Borrower’s creditor or supplier, or the Account Debtor has disputed liability with respect to such Account, or the Account Debtor has made any claim with respect to any other Account due from such Account Debtor to Borrower, or the Account otherwise is or may become subject to any right of setoff, counterclaim, recoupment, reserve, defense or chargeback, provided that, the Accounts of such Account Debtor shall be ineligible only to the extent of such dispute or right of offset, counterclaim, recoupment, reserve, defense or chargeback; (i) an Insolvency Proceeding has been commenced by or against the Account Debtor or the Account Debtor has failed, suspended or ceased doing business; (j) the Account Debtor is not or has ceased to be Solvent; (k) it arises from a sale to an Account Debtor that is organized under the laws of any jurisdiction outside of the United States or that has its principal office, assets or place of business outside the United States, except to the extent that the sale is supported or secured by a letter of credit or credit insurance that is acceptable in all respects to Lender and duly assigned to Lender; (I) it arises from a sale to the Account Debtor on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis; (m) the Account Debtor is the United States of America or any department, agency or instrumentality thereof, unless Borrower is not prohibited from assigning the Account and does assign its right to payment of such Account to Lender, in a manner satisfactory to Lender, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §3727 and 41 U.S.C. §15), or is a state, county or municipality, or a political subdivision or agency thereof and applicable law disallows or restricts an assignment of Accounts on which it is the Account Debtor; (n) the Account Debtor is located in a state in which Borrower is deemed to be doing business under the laws of such state and which denies creditors access to its courts in the absence of qualification to transact business in such state or of the filing of any reports with such state, unless Borrower has qualified as a foreign entity authorized to transact business in such state or has filed all required reports or unless any such requirement can be cured retroactively and Borrower has taken all steps necessary to cure such requirement or Borrower demonstrates that it is exempt from any such requirement; (o) the Account is subject to a Lien other than in favor of Lender and Permitted Liens that are subordinate in priority to the Liens of Lender; (p) the goods giving rise to such Account, if related to a sale of goods, have not been delivered to and accepted by the Account Debtor or the Account otherwise does not represent a final sale; (q) the Account is evidenced by Chattel Paper or an Instrument of any kind, or has been reduced to judgment; (r) the Account represents a progress billing or a retainage or arises from a sale on a cash-on-delivery basis; (s) Borrower has made any agreement with the Account Debtor for any deduction therefrom, except for discounts or allowances which are made in the Ordinary Course of Business for prompt payment; (t) Borrower has made an agreement with the Account Debtor to extend the time of payment thereof; (u) the Account represents, in whole or in part, a billing for interest, fees or late charges, provided that such Account shall be ineligible only to the extent of the amount of such billing; (v) the Account Debtor has made a partial payment with respect to such Account; (w) it arises from the sale of Inventory that is not Eligible Inventory pursuant to clause (b) of the definition of “Eligible Inventory”; (x) it arises from a retail sale of Inventory to a Person who is purchasing the same primarily for personal, family or household purposes; (y) it has not been invoiced; or (z) Lender has otherwise determined in its reasonable discretion for lending purposes that the creditworthiness of the Account Debtor with respect to such Account is unsatisfactory.  The amount of ineligible Accounts under clauses (b)-(d) above at any time shall be the aggregate amount of Accounts unpaid more than 60 days after the due date in excess of credits aged more than 60 days past the due dates of the applicable Accounts.

“Eligible Inventory” means Inventory which is owned by Borrower (other than packaging or shipping materials, labels, samples, display items, bags, fabricated parts, replacement parts and manufacturing supplies) and which Lender, in its reasonable credit judgment, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless: (a) it is raw materials or finished goods; (b) it is owned by Borrower and it is not held by Borrower on consignment from or subject to any guaranteed sale, sale-or-return, sale-on-approval or repurchase agreement with any supplier; (c) it is in good and saleable condition and is not damaged, defective, shopworn or otherwise unfit for sale; (d) it is not slow-moving, obsolete or unmerchantable and is not goods returned to Borrower by or repossessed from an Account Debtor (provided, that, subject to the other requirements set forth in this definition, goods returned to Borrower may constitute Eligible Inventory if (after giving effect to the consideration of such goods as “Eligible Inventory”) the aggregate amount of returned goods considered as “Eligible Inventory” does not at any time exceed $100,000); (e) it meets all standards imposed by any governmental authority and does not constitute hazardous materials under any Environmental Law to the extent such goods can be transported or sold only with licenses or permits that are not readily available or which Borrower does not possess; (f) it conforms in all respects to the warranties and representations set forth in this Agreement and is fully insured in the manner required by this Agreement; (g) it is at all times subject to Lender’s duly perfected, first priority security interest and no other Lien other than Permitted Liens that are subordinate in priority to the Liens of Lender; (h) it is in Borrower’s possession and control at a location in compliance with this Agreement, is not in transit or outside the continental United States and is not consigned to any Person; (i) it is not the subject of a negotiable warehouse receipt or other negotiable document; (j) it has not been sold or leased and Borrower has not received any deposit or downpayment in respect thereof in anticipation of a sale; and (k) it is not rejected by any quality review.

“Environmental Laws” means all federal, state, local and foreign laws, rules, regulations, codes, ordinances, orders and consent decrees (together with all programs, permits and guidance documents promulgated by regulatory agencies, to the extent having the force of law), now or hereafter in effect, that relate to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, whether now or hereafter in effect, including the Comprehensive Environmental Response Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Clean Water Act, the Clean Air Act, the Toxic Substances Act, and the Resource Conservation and Recovery Act.

“Equity Interest” means the interest of (a) a shareholder in a corporation, (b) a partner (whether general or limited) in a partnership (whether general, limited or limited liability), (c) a member in a limited liability company, or (d) any other Person having any other form of equity security or ownership interest.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Event of Default” means the occurrence of any one of the events set forth in Section 10.

“Executive Order No. 13224” means executive order no. 13224 effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Fees” means all fees payable pursuant to Section 2.4(a).

“Fiscal Year” means the fiscal year of Borrower and its Subsidiaries for accounting and tax purposes, which is described in the Disclosure Schedule.

“Foreign Subsidiary” a Subsidiary that is a “controlled foreign corporation” under Section 957 of the Internal Revenue Code of 1986, such that a guaranty by such Subsidiary of the Obligations or a Lien on the assets of such Subsidiary to secure the Obligations would result in material tax liability to Borrower.

“Full Payment” means the full, final and indefeasible payment in full of all of the Obligations (or, in the case of any contingent Obligations, such as Letters of Credit, the cash collateralization of such contingent Obligations in a manner satisfactory to Lender and to the extent of 105% of the liquidated or estimated amount of such contingent Obligations); termination of the Commitments; and release by each Obligor (and by any representative of creditors of such Obligor in any Insolvency Proceeding of such Obligor) of any claims that such Obligor has or asserts to have against Lender or any of its Affiliates.

“GAAP” means generally accepted accounting principles in the United States of America in effect from time to time.

“Guarantor” means individually, and “Guarantors” means collectively, each Person who at any time guarantees the payment or performance of any Obligations, including each Person listed on Item 5 of the Terms Schedule as a Guarantor.

“Guaranty” means each guaranty agreement at any time executed by a Guarantor with respect to any of the Obligations.

“Indemnitees” means Lender, each Affiliate of Lender, and all officers, directors, employees and agents (including legal counsel) of Lender and each Affiliate of Lender.  In no event shall Indemnitees include the holder of any participation right in the Loan granted by Lender.

“Indemnified Claim” means any and all claims, demands, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, awards, remedial response costs, expenses or disbursements of any kind or nature whatsoever (including reasonable outside attorneys’, accountants’, consultants’ or paralegals’ fees and out-of-pocket expenses), whether arising under or in connection with any of the Loan Documents, any applicable law (including any Environmental Laws) or otherwise, that may now or hereafter be suffered or incurred by any Indemnitee and whether suffered or incurred in or as a result of any investigation, litigation, arbitration or other judicial or non-judicial proceedings or any appeals related thereto.

“Insolvency Proceeding” means any action, case or proceeding commenced by or against a Person under any state, federal or foreign law, or any agreement of such Person, for (a) the entry of an order for relief under any chapter of the Bankruptcy Code or other insolvency or debt adjustment law (whether state, federal or foreign), (b) the appointment of a receiver (or administrative receiver), trustee, liquidator administrator, conservator or other custodian for such Person or any part of its property, (c) an assignment or trust mortgage for the benefit of creditors of such Person, or (d) the liquidation, dissolution or winding up of the affairs of such Person.

“Inventory Formula Amount” means, on any date of determination thereof, an amount equal to the formula set forth in Item 6 of the Terms Schedule.

“Inventory Reserve” means such reserves as may be established from time to time by Lender in its reasonable credit judgment to reflect changes in the salability of any Eligible Inventory in the Ordinary Course of Business or such other factors as may negatively impact the value of any Eligible Inventory.  Without limiting the generality of the foregoing, such reserves may include reserves based on obsolescence, seasonality, theft or other shrinkage, imbalance, change in composition or mix, or markdowns.

“Lender Expenses” means all of the following: (a) Taxes and insurance premiums required to be paid by Borrower under this Agreement or any of the other Loan Documents which are paid or advanced by Lender pursuant to the authority granted in this Agreement or any other Loan Documents; (b) filing, recording, publication and search fees paid or incurred by Lender, including all recording taxes and indebtedness taxes; (c) the costs, fees (including reasonable outside attorneys’ and paralegals’ fees) and expenses incurred by Lender (i) to inspect, copy, audit or examine Borrower or any of Borrower’s Books or inspect, verify, count or appraise any Collateral in accordance with the terms of this Agreement or any other Loan Documents; (ii) to correct any Event of Default or enforce any provision of any of the Loan Documents, whether or not litigation is commenced; (iii) in gaining possession of, maintaining, handling, preserving, insuring, storing, shipping, preparing for sale, advertising for sale, selling or foreclosing a Lien upon any of the Collateral, whether or not a sale is consummated; (iv) in collecting any Accounts or Payment Intangibles or recovering any of the Obligations following an Event of Default; (v) in structuring, drafting, reviewing, implementing or preparing any of the Loan Documents and any amendment, modification or waiver of this Agreement or any of the other Loan Documents; (vi) in defending the validity, priority or enforceability of Lender’s Liens; and (vii) in monitoring or seeking any relief in any Insolvency Proceeding involving an Obligor; and (d) all other out-of-pocket costs and expenses incurred by Lender and described in Section 2.4(b).

“Letter of Credit” means a standby letter of credit issued by Lender or an Affiliate of Lender or by another Person in reliance (in whole or in part) upon Credit Support provided by Lender.

“Lien” means any interest in property securing an obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on common law, statute or contract.  The term “Lien” shall also include reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting property.  For the purpose hereof, Borrower shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

“Lien Waiver/Access Agreement” means an agreement in favor of Lender providing for the waiver or subordination of Liens from any lessor, mortgagee, warehouse operator, processor, customs broker, carrier, or other Person that may have lienholders’ enforcement rights with respect to any Collateral, by which such Person shall waive or subordinate its Liens and claims with respect to any Collateral in favor of Lender’s Liens and shall assure Lender’s access to any Collateral in such Person’s possession for the purpose of allowing Lender to enforce its rights and Liens with respect to such Collateral.

“Loan” means an advance of money made by Lender to Borrower pursuant to the terms of this Agreement, including any Rider.

“Loan Documents” means, collectively, this Agreement, each Note, the Security Documents, Lien Waiver/Access Agreements, and any other agreements entered into between Lender and any Obligor in connection with this Agreement or to evidence or govern the terms of any of the Obligations, including letter of credit agreements, mortgages, deeds of trust, guaranties, assignments, pledge agreements, subordination agreements, agreements relating to Bank Products, and any and all other documents, agreements, certificates and instruments executed and/or delivered by any Obligor pursuant hereto or in connection herewith.

“Lockbox Agreement” means each agreement between Borrower and a bank concerning the establishment of the lockbox and related bank Deposit Account for the collection of and remittance to Lender of payments received with respect to the Accounts.

“Margin Stock” shall have the meaning ascribed to it in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Agreement” means any agreement, instrument or arrangement to which Borrower or any Subsidiary is a party for which default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained therein would be reasonably expected to have a Material Adverse Effect.

“Material Adverse Effect” means the effect of any event, condition, action, omission or circumstance, which, alone or when taken together with other events, conditions, actions, omissions or circumstances occurring or existing concurrently therewith, (a) has, or with the passage of time would be reasonably expected to have, a material adverse effect upon the business, operations, properties or condition (financial or otherwise) of any Obligor; (b) has or could be reasonably expected to have any material adverse effect upon the validity or enforceability of this Agreement or any of the other Loan Documents; (c) has any material adverse effect upon the value of the whole or any material part of the Collateral, the Liens of Lender with respect to the Collateral or the priority of any such Liens; (d) materially impairs the ability of any Obligor to perform its obligations under this Agreement or any of the other Loan Documents, including repayment of any of the Obligations when due; or (e) materially impairs the ability of Lender to enforce or collect the Obligations or realize upon any of the Collateral in accordance with the Loan Documents or applicable law.

“Maximum Revolver Facility Amount” means an amount equal to the amount shown on Item 7 of the Terms Schedule.

“McKesson” means McKesson Corporation, a Delaware corporation.

“Money Borrowed” means, as applied to any Obligor, without duplication: (a) Debt arising from the lending of money by any other Person to such Obligor; (b) Debt, whether or not in any such case arising from the lending of money by another Person to such Obligor, (i) which is represented by notes payable or drafts accepted that evidence extensions of credit, (ii) which constitutes obligations evidenced by bonds, debentures, notes or similar instruments, or (iii) upon which interest charges are customarily paid (other than accounts payable and any Equity interests) or that was issued or assumed as full or partial payment for property; (c) Debt under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; (d) reimbursement obligations with respect to letters of credit or guarantees relating thereto; and (e) Debt of such Obligor under any guaranty of obligations that would constitute Debt for Money Borrowed under clauses (a) through (d) hereof, if owed directly by such Obligor.

“Multiemployer Plan” shall have the meaning set forth in Section 4001(a)(3) of ERISA.

“NOLV” means, as to any property, the expected dollar amount to be realized at an orderly negotiated sale of such property, net of operating expenses, liquidation expenses, and commissions, as determined by Lender in its reasonable credit judgment from time to time based on the most recent Qualified Appraisal of such property.  As of the Closing, it is agreed that the NOLV of Eligible Inventory consisting of raw materials of Borrower is equal to 12% of cost and the NOLV of Eligible Inventory consisting of finished goods of Borrower is 112% of cost, which NOLVs will be subject to change based on future Qualified Appraisals in accordance with this Agreement.

“Note” means a promissory note executed by Borrower at Lender’s request to evidence any of the Obligations, including the Revolver Note.

“Obligations” means all Debts, liabilities, obligations, covenants, and duties at any time or times owing by Borrower to Lender of any kind and description, whether incurred pursuant to or evidenced by any of the Loan Documents or pursuant to any other agreement between Lender and Borrower or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, or joint or several, including the principal of and interest on the Loans, all Bank Product Obligations, all Fees, all obligations of Borrower under any indemnification of Lender, all obligations of Borrower to reimburse Lender in connection with any Letter of Credit or bankers acceptances, all obligations of Borrower to reimburse Lender for any Credit Support, and all Lender Expenses.  Without limiting the generality of the foregoing, the term “Obligations” shall include all Debts, liabilities and obligations incurred by Borrower to Lender in any bankruptcy case of Borrower and any interest, fees or other charges accrued in any such bankruptcy case, whether or not any such interest, fees or other charges are recoverable from Borrower or its estate under 11 U.S.C. §506.

“Obligor” means Borrower, each Guarantor, and each other Person that is at any time liable for the payment of the whole or any part of the Obligations or that has granted in favor of Lender a Lien upon any of such Person’s assets to secure payment of any of the Obligations.

“Ordinary Course of Business” means, with respect to any transaction involving any Person, the ordinary course of such Person’s business, as conducted by such Person in accordance with past practices and undertaken by such Person in good faith and not for the purpose of evading any covenant or restriction in any Loan Document.

“Organic Documents” means, with respect to any entity, its charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust, or similar agreement or instrument governing the formation or operation of such Person.

“OSHA” means the Occupational Safety and Hazard Act of 1970.

“Permitted Acquisition” means either (a) an acquisition by the Borrower or any of its Subsidiaries of the intellectual property and/or permits required to manufacture one or more additional drugs, which satisfies all of the following criteria: (i) Lender shall have received and found reasonably satisfactory copies of the acquisition documentation with respect to such acquisition and such other documentation as Lender may reasonably request in connection therewith (including such documentation as is necessary to obtain or perfect a Lien in the property that is the subject of such acquisition); (ii) the purchase price of such acquisition, and all other amounts due in connection with such acquisition, shall be funded, entirely by the proceeds of the issuance of Equity Interests or Subordinated Debt; and (iii) such acquisition would not also be deemed a Permitted Acquisition under clause (b)), or (b) an acquisition by Borrower or any of its Subsidiaries of all or substantially all of the assets of any Person, which acquisition satisfies all of the following criteria: (i) the Person and property that is the subject of such acquisition shall be in the same line of business as the Borrower or Subsidiary making such acquisition, or in a line of business substantially similar, related or incidental thereto; (ii) no Default or Event of Default shall exist at the time of or immediately after giving effect to such acquisition; (iii) the Target EBITDA of the Person whose assets are being acquired shall be greater than $0; (iv) upon giving effect to such acquisition (on a pro forma basis (taking into account consolidation savings in connection with such acquisition, but only to the extent that Lender has been provided with supporting information used in the calculation of such consolidation savings, such supporting information is reasonably satisfactory to Lender, and Lender is reasonably satisfied with the calculation of such consolidation savings) as of the most recent calculation date of the applicable financial covenant), Borrower and its Subsidiaries would be in compliance with each financial covenant set forth in Item 16 of the Terms Schedule: (v) Lender shall have received and found reasonably satisfactory such financial information as Lender may reasonably request with respect to such acquisition, including supporting financial information with respect to the requirements of clauses (iii) and (iv) above; (vi) Lender shall have received and found reasonably satisfactory copies of the acquisition documentation with respect to such acquisition and such other documentation as Lender may reasonably request in connection therewith (including such documentation as is necessary to obtain or perfect a Lien in the property that is the subject of such acquisition and, if requested by Lender, a collateral assignment of rights and sums due under any purchase agreement related to such acquisition); and (vii) the purchase price of such acquisition, and all other amounts due in connection with such acquisition, shall be funded entirely by the proceeds of the issuance of Equity Interests or Subordinated Debt.

“Permitted Asset Disposition” means a sale, lease, license, consignment or other transfer or disposition of assets (real or personal, tangible or intangible) of Borrower, including a disposition of property of Borrower in connection with a sale-leaseback transaction or synthetic lease, in each case only if such disposition (a) consists of the sale of Inventory of Borrower or the use or consumption of raw materials and work in process in the Ordinary Course of Business; (b) is a disposition of Equipment permitted by Section 5.4(b); or (c) arises solely from a termination of a lease of real or personal property that is not necessary in an Obligor’s Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect and does not result from such Obligor’s default or failure to perform under such lease.

“Permitted Contingent Obligations” means contingent obligations (a) arising from endorsements of payment items for collection or deposit in the Ordinary Course of Business; (b) arising from hedging agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such contingent obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising from customary indemnification obligations in favor of purchasers in connection with dispositions of equipment permitted hereunder; (f) arising under the Loan Documents; or (g) in an aggregate amount of $25,000 or less at any time.

“Permitted Lien” means any of the following: (a) Liens at any time granted in favor of Lender; (b) Liens for Taxes (excluding any Lien imposed pursuant to the provisions of ERISA) not yet due or being Properly Contested; (c) statutory Liens (excluding any Lien for Taxes) and including deposits or pledges to secure bonds, tender contracts, leases and statutory liens arising in the Ordinary Course of Business of Borrower or a Subsidiary, but only if and for so long as payment in respect of such Liens is not at the time required or the Debt secured by any such Liens is being Properly Contested and such Liens do not materially detract from the value of the property of Borrower or such Subsidiary and do not materially impair the use thereof in the operation of Borrower’s or such Subsidiary’s business; (d) purchase money Liens securing Debt incurred for the purchase of fixed assets, and Liens securing capital leases, provided that such Liens are confined to the property so acquired and secure only the Debt incurred to acquire such property or lease relating to such property; (e) Liens arising from the rendition, entry or issuance against Borrower or any Subsidiary, or any property of Borrower or any Subsidiary, of any judgment, writ, order, or decree for so long as each such Lien is in existence for less than 30 consecutive days after it first arises or the judgment is being Properly Contested and is at all times junior in priority to any Liens in favor of Lender; (f) normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collecting bank arising under the UCC on payment items in the course of collections; (g) Liens in existence immediately prior to the Closing Date that are satisfied in full and released on the Closing Date as a result of the application of Borrower’s cash on hand at the Closing Date or the proceeds of Loans made on the Closing Date; (h) Liens securing Subordinated Debt, to the extent that such Liens are subordinated to the Liens of Lender pursuant to a subordination agreement acceptable to Lender in all respects; (i) zoning restrictions and easements, licenses, covenants and other restrictions affecting the use of real property that do not have a Material Adverse Effect on the ability to use the real property for its intended purpose in connection with the Borrower’s business; and (j) such other Liens as appear on the Disclosure Schedule, to the extent provided therein.

“Person” means an individual, partnership, corporation, limited liability company, limited liability partnership, joint stock company, land trust, business trust, or unincorporated organization, or a governmental authority.

“Plan” means an employee pension benefit plan that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and that is either (a) maintained by Borrower for employees or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower is then making or accruing an obligation to make contributions or has within the preceding 5 years made or accrued such contributions.

“Properly Contested” means, in the case of any Debt of an Obligor (including any Taxes) that is not paid as and when due or payable by reason of such Obligor’s good faith dispute concerning its liability to pay same or concerning the amount thereof, (a) such Debt is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) such Obligor has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such Debt will not have a Material Adverse Effect and will not result in a forfeiture or sale of any assets of such Obligor; (d) no Lien is imposed upon any of such Obligor’s assets with respect to such Debt unless such Lien is at all times junior and subordinate in priority to the Liens in favor of Lender (except only with respect to property taxes that have priority as a matter of applicable state law) and enforcement of such Lien is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the Debt results from, or is determined by the entry, rendition or issuance against an Obligor or any of its assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is at all times stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to such Obligor, such Obligor forthwith pays such Debt and all penalties, interest and other amounts due in connection therewith.

“Qualified Appraisal” means an appraisal conducted in a manner and with such scope and using such methods as are reasonably acceptable to Lender by an appraiser selected by, or acceptable to, Lender, the results of which are acceptable to Lender in all respects.

“Revolver Note” means the Revolver Note to be executed by Borrower in favor of Lender in the form of Exhibit A attached hereto, which shall be in the face amount of the Maximum Revolver Facility Amount and which shall evidence all Revolver Loans made by Lender to Borrower pursuant to this Agreement.

“Rider” means any Rider to this Agreement from time to time.

“Schedules” means the Terms Schedule and the Disclosure Schedule.

“Security Documents” means each instrument or agreement now or at any time hereafter securing or assuring payment of the whole or any part of the Obligations, including each Deposit Account Control Agreement and Lockbox Agreement.

“Senior Officer” means, on any date, any person occupying any of the following positions with Borrower:  the chairman of the board of directors, president, chief executive officer, chief financial officer, treasurer or secretary of Borrower.

“Solvent” means, as to any Person, such Person (a) owns property whose fair salable value is greater than the amount required to pay all of such Person’s debts (including contingent, subordinated, unmatured and unliquidated liabilities), (b) owns property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured, (c) is able to pay all of its debts as such debts mature, (d) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage, (e) is not “insolvent” within the meaning of Section 101(32) of the Bankruptcy Code, and (f) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any of the

Loan Documents, or made any conveyance pursuant to or in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Subsidiaries.  As used herein, the term “fair salable value” of a Person’s assets means the amount that may be realized within a reasonable time, either through collection or sale of such assets at the regular market value, based upon the amount that could be obtained for such assets within such period by a capable and diligent seller from an interested buyer who is willing (but is under no compulsion) to purchase under ordinary selling conditions.

“Subordinated Debt” means all of the indebtedness owed by Borrower to any Person the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a debt subordination agreement approved by Lender in its discretion.

“Subordinated Note Purchase Agreement” means that certain Note Purchase Agreement dated as of January 28, 2011, among Borrower, Meridian Venture Partners II, L.P., and the other parties thereto.

“Subsidiary” means any Person in which 50% or more of all Equity Interests (or 50% of all Equity Interests having a power to vote) is owned, directly or indirectly, by Borrower, one or more other Subsidiaries of Borrower or Borrower and one or more other Subsidiaries.

“Target EBITDA” means the following amount, determined on the date of any Permitted Acquisition for the twelve month period ending as of the last day of the fiscal quarter immediately prior to the date of such Permitted Acquisition, for the Person whose assets are being acquired in connection with such Permitted Acquisition:  net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, expenses incurred in connection with such Permitted Acquisition, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, other non-cash expenses and income and any extraordinary gains (in each case, to the extent included in determining net income).

“Taxes” means any present or future taxes, levies, imposts, duties, fees, assessments, deductions, withholdings or other charges of whatever nature, including income, receipts, excise, property, sales, use, transfer, license, payroll, withholding, social security and franchise taxes now or hereafter imposed or levied by the United States or any other governmental authority and all interest, penalties, additions to tax and similar liabilities with respect thereto, but excluding, in the case of Lender, taxes imposed on or measured by the net income or overall gross receipts of Lender.

“Terms Schedule” means the Terms Schedule annexed hereto.

“UCC” means the Uniform Commercial Code (or any successor statute) as adopted and in force in the State of Georgia from time to time or, when the laws of any other state govern the method or manner of the perfection or enforcement of any security interest in any of the Collateral, the Uniform Commercial Code (or any successor statute) of such state.

“USA PATRIOT ACT” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).

“Value” means, with reference to the value of Eligible Inventory, value determined by Lender on the basis of cost of such Eligible Inventory, calculated on a first-in, first-out basis in accordance with GAAP.

1.2                               Other Terms Defined in this Agreement.  The following terms are defined in the applicable provisions of this Agreement:

Default Rate	Section 2.3
Governing Rate	Section 2.3(a)
Loan Account	Section 2.8
Overadvance	Section 2.1(c)
Revolver Loan	Section 2.1(a)
Schedule of Accounts	Section 5.2(a)
Term	Section 3.1

1.3                               UCC Terms.  All other capitalized terms contained in this Agreement and not otherwise defined herein shall have, when the context so indicates, the meanings provided for by the UCC to the extent the same are used or defined therein.  Without limiting the generality of the foregoing, the following terms shall have the meaning ascribed to them in the UCC:  Accessions, Account, Chattel Paper, Commercial Tort Claim, Deposit Account, Document, Electronic Chattel Paper, Equipment, Fixtures, Goods, General Intangible, Instrument, Inventory, Investment Property, Letter-of-Credit Right, Payment Intangible, Proceeds, Securities, Securities Account, and Software.

1.4                               Accounting Terms.  Unless otherwise specified herein, all terms of an accounting nature used in this Agreement shall be interpreted, all accounting determinations under this Agreement shall be made, and all financial statements required to be delivered under this Agreement shall be prepared in accordance with GAAP, applied on a basis consistent with the most recent audited financial statements of Borrower and its Subsidiaries delivered to Lender prior to the Closing Date and using same method for inventory valuation as used in such audited financial statements, except for any changes required by GAAP.

1.5                               Certain Matters of Construction.  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision.  Any pronoun used shall be deemed to cover all genders.  The section titles and list of exhibits appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All references to statutes shall include all amendments of same and implementing regulations and any amendments of same and any successor statutes and regulations; to any instrument, agreement or other documents (including any of the Loan Documents) shall include all modifications and supplements thereto and all restatements, extensions or renewals thereof to the extent such modifications, supplements, restatements, extensions or renewals of any such documents are permitted by the terms thereof and not prohibited by the terms of this Agreement; to any Person (including Borrower or Lender) shall mean and include the successors and permitted assigns of such Person; to “including” and “include” shall be understood to mean “including, without limitation”; or to the time of day shall mean the time of day on the day in question in Atlanta, Georgia, unless otherwise expressly provided in this Agreement.  A Default or an Event of Default shall be deemed to exist at all times during the period commencing on the date that such Default or Event of Default first occurs to the date on which such Default or Event of Default is waived in writing pursuant to this Agreement or, in the case of a Default, is cured within any period of cure expressly provided in this Agreement; and an Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing.  All calculations of value shall be in Dollars, all Loans shall be funded in Dollars and all Obligations shall be repaid in Dollars.  Whenever in any provision of this Agreement Lender is authorized to take or decline to take any action (including making any determination) in the exercise of its “discretion,” such provision shall be understood to mean that Lender may take or refrain to take such action in its sole and absolute discretion.  Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import relating to the knowledge or the awareness of Borrower are used in this Agreement or other Loan Documents, such phrase shall mean and refer to (i) the actual knowledge of a Senior Officer of Borrower or (ii) the knowledge that a Senior Officer would have obtained if he had engaged in good faith and diligent performance of his duties, including the making of such reasonably specific inquiries as may be necessary of the officers, employee or agents of Borrower and a good faith attempt to ascertain the existence or accuracy of the matter to which such phrase relates.

SECTION 2.                         LOANS AND TERMS OF REPAYMENT

2.1                               Revolver Loans.

(a)                                 Subject to all of the terms and conditions in this Agreement, Lender agrees to make advances to Borrower (each a “Revolver Loan”) on any Business Day during the period from the Closing Date through the Business Day before the last day of the Term, not to exceed in aggregate principal amount outstanding at any time the Maximum Revolver Facility Amount, which Revolver Loans may be repaid and reborrowed in accordance with the provisions of this Agreement; provided, however, that Lender shall have no obligation to honor any request for a Revolver Loan on or after the Commitment Termination Date or if at the time of the proposed funding thereof the aggregate principal amount of all Revolver Loans then outstanding (together with the amount of any Revolver Loans for which a request is pending) exceeds, or would exceed after the funding of such Revolver Loan, the Borrowing Base.  The proceeds of Revolver Loans shall be used by Borrower solely for one or more of the following purposes: (i) to satisfy any non-insider Debt owing on the Closing Date; (ii) to pay the Fees and transaction expenses associated with the closing of the transaction described herein; (iii) to pay any of the Obligations in accordance with this Agreement; and (iv) to make expenditures for other lawful purposes of Borrower to the extent such expenditures are not prohibited by this Agreement or applicable law.  In no event may any Revolver Loan proceeds be used to purchase or to carry, or to reduce, retire or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose that violates the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.  The Revolver Loans made by Lender and interest accruing thereon shall be evidenced by the records of Lender (including the Loan Account) and by the Revolver Note.  The Revolver Loans shall bear interest as set forth in Section 2.3.

(b)                                 Whenever Borrower desires to obtain funding of a Revolver Loan hereunder, Borrower shall give Lender prior written notice (or telephonic notice promptly confirmed in writing) of such borrowing request, which shall be in such form as may be required by Lender (provided that an email containing a pdf copy of such notice shall be sufficient) and signed by a Senior Officer.  Such notice of borrowing shall be given by Borrower no later than 2:00 p.m. on the Business Day of the requested borrowing at the office designated by Lender from time to time, and notices received by Lender after 2:00 p.m. shall be deemed received on the next Business Day.  Each such notice of borrowing (or telephonic notice thereof) shall be irrevocable and shall specify (A) the principal amount of the borrowing, (B) the date of borrowing (which shall be a Business Day), and (C) the account of Borrower to which the proceeds of such borrowing are to be disbursed.  Unless payment is otherwise timely made by Borrower, the becoming due of any amount required to be paid with respect to any of the Obligations (including any interest thereon) shall be deemed irrevocably to be a request (without any requirement for the submission of a notice of borrowing) for a Revolver Loan on the due date of and in an aggregate amount required to pay such Obligations and the proceeds of such Revolver Loan may be disbursed by way of direct payment of the relevant Obligations; provided, however, that Lender shall have no obligation to honor any deemed request for a Revolver Loan on or after the Commitment Termination Date, when an Overadvance exists or would result from such funding or when any applicable condition precedent set forth in Section 6 hereof is not satisfied, but Lender may do so in its discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default and regardless of whether such Revolver Loan is funded on or after the Commitment Termination Date.

(c)                                  If the unpaid balance of Revolver Loans outstanding at any time should exceed the Borrowing Base at such time (such excess referred to as an “Overadvance”), such Revolver Loans shall nevertheless constitute Obligations that are secured by all of the Collateral and entitled to all the benefits of the Loan Documents.  All Overadvances shall be payable on demand and shall bear interest as provided in Section 2.3 of this Agreement.

(d)                                 Borrower irrevocably authorizes Lender to disburse the proceeds of each Revolver Loan requested, or deemed to be requested, pursuant to Section 2.1(b), as follows: (i) the proceeds of each Revolver Loan requested by Borrower shall be disbursed by Lender in immediately available funds, in the case of the initial borrowing, in accordance with the terms of the written disbursement letter from Borrower, and in the case of each subsequent borrowing, by wire transfer to the Disbursement Account or such other bank account as may be agreed upon by Borrower and Lender from time to time; and (ii) the proceeds of each Revolver Loan deemed requested by Borrower shall be disbursed by Lender by way of direct payment of the relevant Obligation.

2.2                               Payments.  (a) All payments with respect to any of the Obligations shall be made to Lender on the date when due, in immediately available funds, without any offset or counterclaim.  Except where evidenced by a Note or other instrument issued or made by Borrower to Lender or its order specifically containing payment provisions that are in conflict with this Section 2.2 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the Obligations shall be due and payable as follows:

(i)                                     Principal payable on account of the Loans shall be payable by Borrower to Lender immediately upon the earliest of (A) the receipt by Lender or Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, as required by this Agreement, (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated in accordance with this Agreement, and (C) the Commitment Termination Date; provided, however, that if an Overadvance shall exist at any time, Borrower shall, on demand, repay the Obligations in accordance with Section 2.1(c) to the extent necessary to eliminate the Overadvance.

(ii)                                  Interest accrued on the principal balance of the Loans shall be due and payable on each of (A) the first day of each month, computed through the last day of the preceding month; (B) the occurrence of an Event of Default in consequence of which the maturity and payment of the Obligations is accelerated in accordance with this Agreement; and (C) the Commitment Termination Date.

(iii)                               The balance of the Obligations requiring the payment of money, if any, shall be payable by Borrower to Lender as and when provided in the Loan Documents, or, if the date of payment is otherwise not specified in the Loan Documents, on demand.

(b)                                 Whenever any payment of any of the Obligations shall be due on a day that is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day and, if the day for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended period of time.

(c)                                  To the extent that Borrower makes a payment to Lender, or Lender receives payment from the proceeds of any Collateral or exercises its right of setoff, and such payment or the proceeds of such Collateral or setoff (or any part thereof) are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other Person, then to the extent of any loss of Lender, the Obligations or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor, shall be revived and continued in full force and effect as if such payment or proceeds have not been made or received and any such enforcement or setoff had not occurred.  The provisions hereof shall survive the Commitment Termination Date and Full Payment of the Obligations.

2.3                               Interest Rates.

(a)                                 Except where otherwise provided in a Note or other instrument issued or made by Borrower to Lender or its order specifically containing interest rate provisions that are in conflict with this Section 2.3 (in which event the conflicting provisions of said Note or other instrument shall govern and control), the principal balance of Revolver Loans and other Obligations outstanding from time to time shall bear interest from the respective dates such principal amounts are advanced or incurred until paid at the Governing Rate. “Governing Rate” means, on any date, a rate per annum equal to the sum of (i) the Applicable Variable Rate in effect on such date plus (ii) the interest margin set forth in Item 8(b) of the Terms Schedule.  The Applicable Variable Rate shall be adjusted daily, with each change to the Applicable Variable Rate to be effective as of the opening of business on the day that any change in the Applicable Variable Rate becomes effective.  Upon and after the occurrence of an Event of Default and during the continuation thereof, the principal balance of the Obligations shall, at the election of Lender and without the necessity of declaring the Obligations immediately due and payable and without the necessity of providing any prior notice to Borrower, bear interest at the rate (the “Default Rate”) equal to the lesser of (i) the Governing Rate in effect from time to time plus the default margin set forth in Item 8(d) of the Terms Schedule and (ii) the highest rate allowed by applicable law.  The amount of any Overadvance shall bear interest at the Default Rate.  All interest chargeable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(b)                                 The Applicable Variable Rate on the date hereof is the per annum rate set forth in Item 8(e) of the Terms Schedule, and therefore the rate of interest in effect hereunder with respect to Revolver Loans and other Obligations that bear interest at the Governing Rate, expressed in simple interest terms as of the date hereof, is the per annum rate set forth in Item 8(f) of the Terms Schedule.

2.4                               Fees and Reimbursement of Expenses.

(a)                                 Borrower shall pay to Lender the Fees set forth in Item 9(a) of the Terms Schedule and shall reimburse Lender for all reasonable costs and expenses incurred in connection with examinations of Borrower’s Books and appraisals of the Collateral and such other matters as Lender shall deem reasonable and appropriate, as set forth in Item 9(b) of the Terms Schedule.

(b)                                 If, at any time or times regardless of whether or not any Event of Default then exists, Lender incurs legal or accounting expenses or any other costs or out-of-pocket expenses in connection with the loan transaction described herein, including fees and expenses incurred in connection with: (i) the negotiation and preparation of any amendment of or modification of this Agreement or any of the other Loan Documents or documents evidencing or otherwise relating to any workout, restructuring or forbearance with respect to any Loan Documents or any Obligations; (ii) the administration of this Agreement or any of the Loan Documents and the transactions contemplated hereby and thereby; (iii) any litigation, contest, dispute, suit, proceeding (including any Insolvency Proceeding) or action (whether instituted by Lender, Borrower or any other Person) in any way relating to the Collateral, this Agreement or any or the other Loan Documents or Borrower; or (iv) any attempt to enforce any rights of Lender against Borrower or any other Person which may be obligated to Lender by virtue of this Agreement or any of the other Loan Documents, including any Obligor; or (v) any consultations regarding any Loan Documents or preparation thereof, or financing extended thereunder; then all such legal and accounting expenses, other reasonable costs and out-of-pocket expenses of Lender shall be charged to Borrower, shall be Obligations secured by all of the Collateral, shall be payable to Lender on demand, and shall bear interest from the date such demand is made until paid in full at the rate applicable to Revolver Loans from time to time.

(c)                                  All Fees shall be fully earned by Lender when due and payable and, except as otherwise set forth herein or required by applicable law, shall not be subject to rebate, refund or proration.  All Fees provided for in this Section 2.4 are and shall be deemed to be for compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money.

2.5                               Maximum Interest.  Regardless of any provision contained in this Agreement or any other Loan Document, in no contingency or event whatsoever shall the aggregate of all amounts that are contracted for, charged or received by Lender pursuant to the terms of this Agreement or any other Loan Document and that are deemed interest under applicable law exceed the highest rate permissible under any applicable law, which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.  No agreements, conditions, provisions or stipulations contained in any of the Loan Documents or the exercise by Lender of the right to accelerate the payment or the maturity of all or any portion of the Obligations or the exercise of any option whatsoever contained in any of the Loan Documents, or the prepayment by Borrower of any of the Obligations, or the occurrence of any contingency whatsoever, shall entitle Lender to charge or receive, in any event, interest or charges, amounts, premiums or fees deemed interest by applicable law (such interest, charges, amounts, premiums and fees referred to collectively as “Interest”) in excess of the maximum rate allowable under applicable law and in no event shall any Obligor be obligated to pay Interest exceeding such maximum rate, and all agreements, conditions, or stipulations, if any, which may in any event or contingency whatsoever operate to bind, obligate or compel any Obligor to pay Interest exceeding the maximum rate allowable under applicable law shall be without binding force or effect, at law or in equity, to the extent only of the excess of Interest over such maximum rate.  If any Interest is charged or received in excess of the maximum rate allowable under applicable law (“Excess”), Borrower acknowledges and stipulates that any such charge or receipt shall be the result of an accident and bona fide error, and such Excess, to the extent received, shall be applied first to reduce the principal Obligations and the balance, if any, returned to Borrower, it being the intent of the parties hereto not to enter into a usurious or other illegal relationship.  The right to accelerate the maturity of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and Lender does not intend to collect any unearned interest in the event of any such acceleration.  For the purpose of determining whether or not any Excess has been contracted for, charged or received by Lender, all Interest at any time contracted for, charged or received from Borrower in connection with any of the Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Obligations.  The provisions of this Section shall be deemed to be incorporated into every Loan Document (whether or not any provision of this Section is referred to therein).

2.6                               Borrowing Base Certificate; Authorizations.  (a) Concurrent with each request for a Revolver Loan pursuant to Section 2.1 (other than a deemed request for a Revolver Loan pursuant to Section 2.1(b)), and at least once during each Borrowing Base Reporting Period (as defined in Item 10 of the Terms Schedule), Borrower shall deliver to Lender a fully completed Borrowing Base Certificate certified by a Senior Officer of Borrower as being true and correct.  In addition, within 20 days after the end of each month Borrower shall deliver to Lender a fully completed Borrowing Base Certificate calculated as of the end of such prior month, with reconciliations of the calculations set forth therein to the last Borrowing Base Certificate delivered during such month, and certified by a Senior Officer of Borrower as being true and correct (a “Reconciliation Borrowing Base Certificate”).  Concurrent with the delivery of each Borrowing Base Certificate, Borrower shall provide a written report to Lender of all returns and all material disputes, claims and other deductions, together with sales and other reports and supporting information relating to the Accounts and Inventory, as required by Lender.  Lender shall have the right to review and adjust any calculations made in a Borrowing Base Certificate (i) to reflect Lender’s reasonable estimate of declines in value of any of the Collateral described therein, as provided in this Agreement, and (ii) to the extent that such calculation is not in accordance with this Agreement or does not accurately reflect the amount of the Availability Reserve.  In no event shall the Borrowing Base on any date be deemed to exceed the amount of the Borrowing Base shown on the Borrowing Base Certificate (other than a Reconciliation Borrowing Base Certificate) last received by Lender prior to such date, as such Borrowing Base Certificate may be adjusted from time to time by Lender as authorized herein.  If Borrower fails to deliver to Lender the Borrowing Base Certificate on the date when due, then notwithstanding any of the provisions contained in Section 2.1 or in any other Loan Document to the contrary, Lender may suspend honoring any requests for Revolver Loans until a current Borrowing Base Certificate is delivered to Lender.

(b)                                 Lender is hereby authorized to make Loans and other extensions of credit under this Agreement based on telecopied, electronically communicated or other instructions and transaction reports received from any individual believed to be an Authorized Officer of Borrower, or, at the discretion of Lender, if such extensions of credit are necessary to satisfy any Obligations that are past due.  Although Lender shall make a reasonable effort to determine the individual’s identity, Lender shall not be responsible for determining the authenticity of any such telecopied or electronically communicated instructions and Lender may act on the instructions of any individual whom Lender believes to be an Authorized Officer.

2.7                               Collections.  All payments by Borrower to Lender with respect to the Accounts and other Collateral shall be forwarded by Borrower to the Collections Account, provided that Borrower shall establish a lockbox under the control of Lender to which all Account Debtors shall be directed to forward payments with respect to the Accounts.  To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender.  All payment items received by Borrower with respect to the Accounts and other Collateral shall be held by Borrower, as trustee of an express trust, for Lender’s benefit and shall not be commingled with Borrower’s other funds and shall be deposited promptly by Borrower to the Collections Account.  All such payment items shall be the exclusive property of Lender upon the earlier of the receipt thereof by Lender or by Borrower.  Borrower hereby grants to Lender a Lien upon all items and balances held in any lockbox and the Collections Account as security for the payment of the Obligations, in addition to and cumulative with the general security interest in all other assets of Borrower (including all Deposit Accounts) as provided elsewhere in this Agreement or any other Loan Document.  Lender shall be entitled to apply immediately to the Obligations any wire transfer, check or other item of payment received by Lender, but interest shall continue accruing on the amount of such wire transfer, check or other payment item for the number of collection days set forth in Item 11 of the Terms Schedule after the date that the proceeds of such wire transfer, check or other payment item become good, collected funds.

2.8                               Loan Account; Account Stated.  Lender shall maintain in accordance with its usual and customary practices an account or accounts (collectively, the “Loan Account”) evidencing the Loans, including the amount of principal and interest payable to Lender from time to time hereunder.  Any failure of Lender to make an entry in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower under the Loan Documents to pay any amount owing to Lender.  The entries made in the Loan Account shall constitute rebuttably presumptive evidence (absent manifest error) of the information contained therein, provided that if a copy of information contained in the Loan Account is provided to Borrower or any other Obligor, or Borrower or any other Obligor inspects the Loan Account, at any time or from time to time, then the information contained in the Loan Account shall be conclusive and binding on such Person for all purposes, absent manifest error, unless such Person notifies Lender in writing within 30 days after such Person’s receipt of such copy or such Person’s inspection of the Loan Account of its intention to dispute the information contained therein.

2.9                               Application of Payments and Collections.  Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower, and Borrower does hereby irrevocably agree that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations in such manner as Lender may elect in its discretion.  If as the result of collections of Borrower’s Accounts or other proceeds of Collateral a credit balance exists in the Loan Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Default or Event of Default exists.

2.10                        All Loans to Constitute One Obligation.  All Loans shall constitute one general obligation of Borrower and shall be secured by Lender’s Liens upon all of the Collateral.

2.11                        Capital Requirements.  If either (a) any Change in Law or the interpretation thereof or (b) compliance with any guideline or request from any central bank or comparable agency or other governmental authority (whether or not having the force of law), has or would have the effect of reducing the rate of return on the capital of, or has affected or will affect the amount of capital required to be maintained by, Lender as a consequence of, or with reference to, the credit facility or commitments hereunder, below the rate which Lender or such other corporation could have achieved but for such change or compliance, then within 5 Business Days after written demand by Lender, Borrower shall pay Lender from time to time as specified by Lender additional amounts sufficient to compensate Lender or such other corporation for such reduction.  A certificate as to such amounts and explanation of such Change in Law submitted to Borrower by Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

2.12                        Increased Costs.  If any Change in Law shall: (a) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, Lender, (b) subject Lender to any Tax with respect to any Loan or Loan Document or change the basis of taxation of payments to Lender in respect thereof, or (c) impose on Lender any other condition, cost or expense affecting any Loan or Loan Document, and the result thereof shall be to increase the cost to Lender of making or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by Lender hereunder (whether of principal, interest or any other amount) then, upon request by Lender, Borrower will pay to Lender such additional amount or amounts as will compensate Lender for such additional costs incurred or reduction suffered.  A certificate as to such amounts and explanation of such Change in Law submitted to Borrower by Lender shall, in the absence of manifest error, be presumed to be correct and binding for all purposes.

SECTION 3.                         TERM AND TERMINATION

3.1                               Term.  All Commitments hereunder shall, subject to the satisfaction (or waiver by Lender in its discretion) of each condition set forth in Section 4 hereof, become effective on the date of this Agreement and shall expire at the close of business on the day specified in Item 12 of the Terms Schedule (the “Term”), unless sooner terminated as provided in Section 3.2 hereof.

3.2                               Termination.  At any time that an Event of Default exists, Lender may terminate the Commitments without notice, and all of the Commitments shall automatically terminate upon the occurrence of an Event of Default resulting from the commencement of an Insolvency Proceeding by or against Borrower.  Upon at least ten Business Days prior written notice to Lender, Borrower may, at its option, terminate the Commitments; provided, however, no such termination of the Commitments by Borrower shall be effective until Full Payment of the Obligations (including the Early Termination Fee).  Any notice of termination given by Borrower shall be irrevocable unless Lender otherwise agrees in writing.  Borrower may elect to terminate the Commitments in their entirety only.  No section of this Agreement may be terminated by Borrower singly.

3.3                               Effect of Termination.  On the effective date of any termination of the Commitments, all Obligations (including the Early Termination Fee) shall become immediately due and payable without notice to or demand upon Borrower and shall be paid to Lender in cash or by a wire transfer of immediately available funds.  No termination of the Commitments shall in any way affect any of Lender’s rights or remedies hereunder, any of Borrower’s duties or obligations hereunder (including its obligation to pay all of the Obligations (including the Early Termination Fee) on the effective date of such termination) or any Liens held by Lender.

SECTION 4.                         CREATION OF SECURITY INTEREST

4.1                               Grant of Security Interest.  To secure the prompt payment and performance of all of the Obligations, Borrower hereby grants to Lender a continuing security interest in and Lien upon all personal property of Borrower, including all of the following property and interests in property of Borrower, whether now owned or existing or hereafter created, acquired or arising and wheresoever located:  all Accounts; all Goods, including all Inventory and Equipment (including Fixtures); all Instruments; all Chattel Paper; all Documents (including bills of lading); all General Intangibles, including Intellectual Property, Payment Intangibles and Software; all Deposit Accounts; all Investment Property (including all Securities and Securities Accounts, but excluding any Securities that constitute Margin Stock unless otherwise expressly provided in any Security Document and, in the case of Securities in a Subsidiary organized under a law other than a state of the United States or the District of Columbia, limited to 65% of such Securities); all Letter-of-Credit Rights; all Supporting Obligations; all Commercial Tort Claims; all monies now or at any time or times hereafter in the possession or under the control of Lender; all Accessions to, substitutions for and replacements, Products and cash and non-cash Proceeds of any of the foregoing, including Proceeds of and unearned premiums with respect to insurance policies insuring any of the Collateral and claims against any Person for loss of, damage to or destruction of any of the Collateral; and all of Borrower’s Books.

4.2                               Other Collateral; Setoff.  Lender shall have, in addition to Liens upon the property of Borrower described in Section 4.1, Liens upon all other property of Borrower and each other Person as described in the Security Documents.  All sums at any time standing to Borrower’s credit balance on Lender’s books and all of Borrower’s property at any time in Lender’s possession, or upon or in which Lender has a lien or security interest shall be security for all Obligations.  In addition to and not in limitation of the above, with respect to any deposits of property of Borrower in Lender’s possession or control, now or in the future, Lender shall have the right, following an Event of Default, to set off all or any portion thereof, at any time, against any Obligations, even if unmatured, without prior notice or demand to Borrower.

4.3                               Continuation of Security Interest.  Notwithstanding termination of this Agreement or of Lender’s commitments to extend Loans hereunder, until all Obligations, contingent or otherwise, have been fully repaid and performed, Lender shall retain its security interest in all presently owned and hereafter arising or acquired Collateral, and Borrower shall continue to immediately deliver to Lender, in kind, all collections received respecting the Accounts and other Collateral.

4.4                               Perfection of Security Interest.  Promptly after Lender’s request therefor, Borrower shall execute or cause to be executed and delivered to Lender such instruments, assignments, title certificates or other documents as are necessary under the UCC or other applicable law (including any motor vehicle certificates of title act) to perfect (or continue the perfection of) Lender’s Liens upon the Collateral and shall take such other action as may be requested by Lender to give effect to or carry out the intent and purposes of this Agreement.  Unless prohibited by applicable law, Borrower hereby irrevocably authorizes Lender to execute and file in any jurisdiction any financing statement or amendment thereto on Borrower’s behalf, including financing statements that indicate the Collateral (i) as all assets or all personal property of Borrower or words to similar effect or (ii) as being of equal or lesser scope, or with greater or lesser detail, than as set forth in this Section 4.  Borrower also hereby ratifies its authorization for Lender to have filed in any jurisdiction any like financing statement or amendment thereto if filed prior to the date hereof.

4.5                               Access to Borrower’s Books and Computer Records.  Lender and its agents shall have the right to conduct inspections, verifications (of accounts and otherwise), appraisals, and field examinations of the Collateral and such Person’s other property and books and records at any time or times hereafter, during Borrower’s usual business hours, or during the usual business hours of any Obligor having control over any Collateral or the records of Borrower, and with such frequency as Lender may reasonably request from time to time, with (a) when no Default or Event of Default is in existence, reasonable advance notice thereof and (b) when any Default or Event of Default is in existence, no notice thereof, and Borrower shall provide Lender access to any such information stored online, together with access to any computer programs used by Borrower to compile, analyze or otherwise manipulate such information.  Borrower shall pay the cost of such inspections, verifications, appraisals, and field examinations in accordance with Item 9(b) of the Terms Schedule.  Borrower shall, at its expense, conduct physical inventories of its and its Subsidiaries’ Inventory with such frequency as Lender shall reasonably request from time to time and, before conducting any such physical inventory, shall provide reasonable written notice thereof to Lender and allow Lender or its agents to witness such physical inventory, as provided in Section 5.3.

4.6                               Power of Attorney.  Borrower hereby irrevocably makes, constitutes and appoints Lender (and any of Lender’s officers, employees or agents designated by Lender) as Borrower’s true and lawful attorney with power:

(a)                                 To sign the name of Borrower on any of the documents described in Section 4.4 or on any other similar documents that need to be executed, recorded and/or filed in order to perfect or continue perfected Lender’s Liens upon any of the Collateral, if Borrower fails or refuses to comply, or delays in complying, with its undertakings contained in Section 4.4;

(b)                                 To endorse Borrower’s name on any checks, notes, acceptances, money orders, drafts or other forms of payment or security that may come into Lender’s possession;

(c)                                  To sign Borrower’s name on drafts against Account Debtors, on schedules and assignments of Accounts, on notices to Account Debtors and on any invoice or bill of lading relating to any Account;

(d)                                 Following an Event of Default, to do all things necessary to carry out this Agreement;

(e)                                  After the occurrence of an Event of Default, to notify the post office authorities to change the address for delivery of Borrower’s mail to any address designated by Lender, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral; and

(f)                                   To send requests for verification of Accounts, and to contact Account Debtors in any other manner in order to verify the Accounts as provided in this Agreement.

The appointment of Lender as Borrower’s attorney and each and every one of Lender’s rights and powers, being coupled with an interest, are irrevocable so long an any Accounts in which Lender has a security interest remain unpaid or unfinished, as the case may be, and until all of the Obligations have been fully paid and performed.  Borrower ratifies and approves all acts of the attorney.  Neither Lender nor its employees, officers, or agents shall be liable for any acts or omissions or for any error in judgment or mistake of fact or law made in good faith except for gross negligence or willful misconduct.

4.7                               Commercial Tort Claims.  Borrower shall promptly notify Lender in writing upon Borrower’s obtaining a Commercial Tort Claim after the Closing Date against any Person and, upon Lender’s written request, promptly enter into an amendment to this Agreement (or any of the other Loan Documents) and do such other acts or things deemed appropriate by Lender to confer upon Lender a security interest in each such Commercial Tort Claim.

SECTION 5.                         COLLATERAL ADMINISTRATION

5.1                               General Provisions.

(a)                                 All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Borrower at one or more of the business locations of Borrower set forth in the Disclosure Schedule and shall not be moved therefrom, without the prior written approval of Lender, except that in the absence of an Event of Default and acceleration of the maturity of the Obligations in consequence thereof, Borrower may (i) make sales or other dispositions of any Collateral to the extent not prohibited by Section 9.2 hereof and (ii) move Inventory or Equipment or any record relating to any Collateral to a location in the United States other than those shown on the Disclosure Schedule so long as Borrower has given Lender at least 30 days prior written notice of such new location.  Notwithstanding anything to the contrary contained in this Agreement, Borrower shall not be permitted to keep, store or otherwise maintain any Collateral at any location, unless (i) Borrower is the owner of such location, (ii) Borrower leases such location and the landlord has executed in favor of Lender a Lien Waiver/Access Agreement (or, if Lender agrees in its discretion, Lender has established an Availability Reserve with respect to such location), or (iii) the Collateral consists of Inventory placed with a warehouseman, bailee or processor, Lender has received from such warehouseman, bailee or processor an acceptable Lien Waiver/Access Agreement (or, if Lender agrees in its discretion, Lender has established an Availability Reserve with respect to such warehouseman, bailee or processor).

(b)                                 Borrower shall maintain and pay for insurance upon all Collateral (including personal property and marine cargo coverage), wherever located, covering casualty, hazard, public liability, theft, malicious mischief, and such other risks in such amounts and with such insurance companies as are reasonably satisfactory to Lender.  The Disclosure Schedule describes all property insurance of Borrower in effect on the date hereof.  All proceeds payable under each such policy shall be payable to Lender for application to the Obligations; provided, however, that (i) Borrower shall have the right to retain and use property insurance proceeds relating to a loss or destruction of Equipment or real property in order to repair or replace such Equipment or real property as long as (A) no Default or Event of Default exists; (B) such repair or replacement is promptly undertaken and concluded in accordance with plans satisfactory to Lender; and (C) the aggregate amount of such proceeds from any single loss or destruction does not exceed $300,000, and (ii) Borrower shall have the right to retain and use in the Ordinary Course of Business that portion of the proceeds of business interruption insurance received from time to time after application of such proceeds of business interruption insurance to the Obligations to the extent necessary to repay and satisfy any Overadvance in existence at the time of receipt thereof.  Borrower shall deliver the originals or certified copies of such policies to Lender with satisfactory lender’s loss payable endorsements reasonably satisfactory to Lender naming Lender as sole loss payee, assignee or additional insured, as appropriate.  Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Lender in the event of cancellation of the policy for any reason whatsoever and a clause specifying that the interest of Lender shall not be impaired or invalidated by any act or neglect of Borrower or the owner of the property or by the occupation of the premises for purposes more hazardous than are permitted by said policy.  If Borrower fails to provide and pay for such insurance, Lender may, at its option, but shall not be required to, procure the same and charge Borrower therefor.  Borrower agrees to deliver to Lender, promptly as rendered, true copies of all reports made in any reporting forms to insurance companies.  For so long as no Event of Default exists, Borrower shall have the right to settle, adjust and compromise any claim with respect to any insurance maintained by Borrower, provided that all proceeds thereof are applied in the manner specified in this Agreement, and Lender agrees promptly to provide any necessary endorsement to any checks or drafts issued in payment of any such claim.  At any time that an Event of Default exists, Lender shall be authorized to settle, adjust and compromise such claims and Lender shall have all rights and remedies with respect to such policies of insurance as are provided for in this Agreement and the other Loan Documents.

(c)                                  All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes imposed under any applicable law on any of the Collateral or in respect of the sale thereof, and all other payments required to be made by Lender to any Person to realize upon any Collateral shall be borne and paid by Borrower.  Lender shall not be liable or responsible in any way for the safekeeping of any of the Collateral or for any loss or damage thereto (except for reasonable care in the custody thereof while any Collateral is in Lender’s actual possession) or for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency, or other Person whomsoever, but the same shall be at Borrower’s sole risk.

5.2                               Administration of Accounts.

(a)                                 Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Lender.  Borrower shall also provide to Lender, on or before the 15th day of each month, a detailed aged trial balance of all Accounts existing as of the last day of the preceding month, specifying the names, face value, dates of invoices and due dates for each Account Debtor obligated on an Account so listed (“Schedule of Accounts”), and, upon Lender’s request therefor, copies of proof of delivery, if any, and a copy of all documents, including repayment histories and present status reports relating to the Accounts so scheduled, addresses of each Account Debtor listed on the Schedule of Accounts, and such other matters and information relating to the status of then existing Accounts as Lender shall reasonably request.  Borrower shall deliver to Lender, promptly following Lender’s request, copies of invoices or invoice registers related to all of its Accounts.

(b)                                 If Borrower grants any discounts, allowances or credits that are not shown on the face of the invoice for the Account involved, Borrower shall report such discounts, allowances or credits, as the case may be to Lender as part of the next required Schedule of Accounts.  If any amounts due and owing in excess of $10,000 are in dispute between Borrower and any Account Debtor, or if any returns are made in excess of $25,000 with respect to any Accounts owing from an Account Debtor, Borrower shall provide Lender with written notice thereof at the time of submission of the next Schedule of Accounts, explaining in detail the reason for the dispute or return, all claims related thereto and the amount in controversy.

(c)                                  If an Account of Borrower includes a charge for any Taxes payable to any governmental authority, Lender is authorized, in its discretion in the event Borrower has failed to pay any such Taxes, to pay the amount thereof to the proper governmental authority for the account of Borrower and to charge Borrower therefor, provided that Lender shall be not liable for any Taxes that may be due by Borrower.

(d)                                 Whether or not a Default or an Event of Default exists, Lender shall have the right at any time, in the name of Lender, any designee of Lender or Borrower to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail (and, at any time that an Event of Default exists, by telephone, telegraph or otherwise).  Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude any such verification process.  Lender retains the right at all times that an Event of Default exists to notify Account Debtors of Borrower that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge to Borrower the collection costs and expenses incurred by Lender, including reasonable attorneys’ fees.

5.3                               Administration of Inventory.

(a)                                 Borrower shall keep accurate and complete records of its Inventory (including records showing the cost thereof and daily withdrawals therefrom and additions thereto) and shall furnish Lender on or before the 15th day of each month inventory reports respecting such Inventory in form and detail satisfactory to Lender as of the last day of the preceding month, or at such other times as Lender may request, but so long as no Default or Event of Default exists, no more frequently than once each month.  Borrower shall, at its own expense, conduct a physical inventory no less frequently than annually (and on a more frequent basis if requested by Lender when an Event of Default exists) and periodic cycle counts consistent with Borrower’s historical practices and shall provide to Lender a report based on each such physical inventory and cycle count promptly after completion thereof, together with such supporting information as Lender shall request.  Lender may participate in and observe each physical count or inventory, which participation shall be at Borrower’s expense at any time that an Event of Default exists.

(b)                                 Borrower shall not return any of its Inventory to a supplier or vendor thereof, or any other Person, whether for cash, credit against future purchases or then existing payables, or otherwise, unless (i) such return is in the Ordinary Course of Business of Borrower and such Person; (ii) no Default or Event of Default exists or would result therefrom; (iii) the return of such Inventory will not result in an Overadvance; (iv) Borrower promptly notifies Lender thereof if the aggregate value of all Inventory returned in any month exceeds $25,000; and (v) any payments received by Borrower in connection with any such return are promptly turned over to Lender for application to the Obligations.

(c)                                  Borrower shall not acquire or accept any Inventory on consignment or approval and will use its best efforts to insure that all Inventory that is produced in the United States of America will be produced in accordance with the Fair Labor Standards Act.  It is understood and agreed that the foregoing will in no way restrict Borrower from holding customer Inventory in connection with its contract manufacturing business, provided that such Inventory shall be segregated from the Inventory of Borrower and labeled as property of the applicable customer, and provided, further, that none of such Inventory shall be deemed Eligible Inventory.

(d)                                 Borrower shall produce, use, store and maintain all Inventory with all reasonable care and caution in accordance with applicable standards of any insurance and in conformity with applicable law (including the requirements of the Fair Labor Standards Act) and will maintain current rent payments (within applicable grace periods provided for in leases) at all locations at which any Inventory is maintained or stored.

5.4                               Administration of Equipment.

(a)                                 Borrower shall keep accurate records itemizing and describing the kind, type, quality, quantity and cost of its Equipment and all dispositions made in accordance with Section 5.4(b), and shall furnish Lender with a current schedule containing the foregoing information on at least an annual basis and more often if requested by Lender.  Promptly after request therefor by Lender, Borrower shall deliver to Lender all evidence of ownership, if any, of any of the Equipment.

(b)                                 Borrower shall not sell, lease or otherwise dispose of or transfer any of the Equipment or any part thereof, whether in a single transaction or a series of related transactions, without the prior written consent of Lender other than (i) a disposition of Equipment that is no longer useful in Borrower’s business so long as the aggregate fair market value or book value (whichever is greater) of all such dispositions during the Term does not exceed the amount shown in Item 13 of the Terms Schedule, no Event of Default exists at the time of such disposition and all proceeds thereof are remitted to Lender for application to the Obligations and (ii) a replacement of Equipment that is substantially worn, damaged or obsolete with Equipment of like kind, function and value, provided in each case under clause (i) and (ii), that the replacement Equipment shall be acquired no later than 180 days following the disposition of the Equipment that is to be replaced, the replacement Equipment shall be free and clear of Liens other than Permitted Liens that are not purchase money Liens, and Borrower shall have given Lender at least 10 days prior written notice of such disposition.

(c)                                  The Equipment is in good operating condition and repair (normal wear and tear excepted), and all necessary replacements of and repairs thereto shall be made so that the value and operating efficiency of the Equipment shall be maintained and preserved, reasonable wear and tear excepted.  Borrower shall ensure that the Equipment shall be mechanically and structurally sound, capable of performing the functions for which the Equipment was originally designed, in accordance with the manufacturer’s published and recommended specifications.  Borrower will not permit any of the Equipment to become affixed to any real property leased to Borrower so that an interest arises therein under applicable law unless the landlord of such real property has executed a Lien Waiver/Access Agreement in favor of and in form acceptable to Lender, and Borrower will not permit any of the Equipment to become an accession to any personal property that is subject to a Lien unless the Lien is a Permitted Lien.

SECTION 6.                         CONDITIONS PRECEDENT

6.1                               Initial Conditions Precedent.  Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless, on or before June 6, 2012, each of the following conditions has been satisfied, in the sole opinion of Lender:

(a)                                 Borrower and each other Person that is to be a party to any Loan Document shall have executed and delivered each such Loan Document, all in form and substance satisfactory to Lender.

(b)                                 Borrower shall cause to be delivered to Lender the following documents, each in form and substance satisfactory to Lender:

(i)                                     A copy of the Organic Documents of Borrower and each Subsidiary;

(ii)                                  An incumbency certificate and certified resolutions of the board of directors (or other appropriate governing body) of Borrower and each other Person executing any Loan Documents, signed by a Senior Officer of Borrower or such other Person, authorizing the execution, delivery and performance of the Loan Documents;

(iii)                               A favorable legal opinion of each Obligor’s outside legal counsel addressed to Lender regarding such matters as Lender and its counsel may request;

(iv)                              A satisfactory Borrowing Base Certificate duly completed by Borrower, together with all supporting statements, schedules and reconciliations as required by Lender;

(v)                                 Evidence of insurance, satisfactory to Lender and otherwise meeting the requirements of the Loan Documents;

(vi)                              Duly executed Lien Waiver/Access Agreements as required by this Agreement or any of the other Loan Documents;

(vii)                           Drafts of Borrower’s financial statements for its most recently concluded Fiscal Year and its most recently concluded fiscal month and such other financial reports and information concerning Borrower as Lender shall request; and

(viii)                        All additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

(c)                                  Lender shall have received, by virtue of UCC searches and/or other Lien searches, evidence satisfactory to it that there are no existing Liens with respect to any of the Collateral other than Permitted Liens.

(d)                                 Lender shall have received a final payoff letter from any Person whose outstanding Debt is to be satisfied by remittance of proceeds from the Loans hereunder, and, if applicable, a disbursement letter shall be required to direct the payment of Loan proceeds to such Person.

(e)                                  Lender shall have received, in form and content satisfactory to it, all appraisals of any of the Collateral that may be required by Lender and all field exams with respect to Borrower or any of the Collateral as may be required by Lender.

(f)                                   Lender shall have received assurances, satisfactory to it, that no litigation is pending or threatened (including any litigation regarding metoclopramide) against any Obligor which Lender determines would be reasonably likely to have a Material Adverse Effect.

(g)                                  Lender shall have determined, based upon its review of a current Borrowing Base Certificate submitted to it, that after giving effect to the initial Loans and any other extensions of credit to be made by Lender to Borrower (including Loans in an amount sufficient to satisfy any Debt that is secured by a Lien and is to be satisfied at closing) and the payment of all Fees to Lender as required by this Agreement and the reimbursement of all expenses pursuant to the Loan Documents, Borrower will have Availability of not less than the amount shown in Item 14 of the Terms Schedule.

(h)                                 Borrower shall have satisfied such additional conditions precedent as are set forth in Item 15 of the Terms Schedule.

6.2                               Ongoing Conditions Precedent.  Lender shall not be obligated to fund any Loan or make any other extension of credit hereunder unless and until each of the following conditions is satisfied, in the sole opinion of Lender, and each request by Borrower for an extension of credit hereunder shall be deemed to be a representation that all such conditions have been satisfied:

(a)                                 Lender shall have received from Borrower a notice of borrowing and such other information (including Borrowing Base Certificates) as Lender may request in connection with the funding of any Loan or other extension of credit as required in this Agreement.

(b)                                 No Default or Event of Default shall exist.

(c)                                  All representations and warranties made by any Obligor in any of the Loan Documents, or otherwise in writing to Lender, shall be true and correct in all material respects with the same effect as though the representations and warranties have been made on and as of the date of the funding of the requested Loan or other extension of credit.

(d)                                 No event shall have occurred and no conditions shall exist which would be reasonably expected to have a Material Adverse Effect.

(e)                                  No Overadvance exists at the time of, or would result from funding, the proposed Loan or other extension of credit.

SECTION 7.                         BORROWER’S REPRESENTATIONS AND WARRANTIES

To induce Lender to enter into this Agreement and to make Loans or otherwise extend credit as provided in any of the Loan Documents, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents, and, unless otherwise expressly provided herein, such representations and warranties shall be deemed made as of the date hereof and as of the date of each request for a Loan or other extension of credit:

7.1                               Existence and Rights:  Predecessors.  Each of Borrower and its Subsidiaries is an entity as described in the Disclosure Schedule, duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact businesses in all places where the failure to be so qualified would be reasonably expected to have a Material Adverse Effect; has the right and power to enter into, and discharge all of its obligations under the Loan Documents, each of which constitutes a legal, valid and binding obligation of such Person, enforceable against it in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally; and has the power, authority, rights and franchises to own its property and to carry on its business as presently conducted.  Except as provided in the Disclosure Schedule, neither Borrower nor any Subsidiary has changed its legal status or the jurisdiction in which it is organized within the 5- year period immediately preceding the date of this Agreement; and, during the 5 year period prior to the date of this Agreement, Borrower has not been a party to any merger, consolidation or acquisition of all or substantially all of the assets or equity interests of any other Person.

7.2                               Authority.  The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary actions of such Person, and do not and will not violate any provision of law, or any writ, order or decree of any court or governmental authority or agency or any provision of the Organic Documents of such Person or any Material Agreement to which such Person is a party, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien (other than Lender’s Lien) upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its properties may be subject, bound or affected.

7.3                               Litigation.  Except as set forth in the Disclosure Schedule, there are no actions or proceedings pending, or to the knowledge of Borrower threatened, against any Obligor before any court or administrative agency, and Borrower has no knowledge or belief or any pending, threatened or imminent, governmental investigations or claims, complaints, actions or prosecutions involving Borrower or any Obligor, in each case which would reasonably be expected to have a Material Adverse Effect.  Neither Borrower nor any Obligor is in default with respect to any order, writ, injunction, decree or demand of any court or any governmental or regulatory authority.

7.4                               Financial Condition.  All financial statements relating to Borrower and its Subsidiaries which have been delivered by Borrower to Lender have been prepared in accordance with GAAP, unless otherwise stated therein, and fairly and reasonably present Borrower’s and its Subsidiaries’ financial condition as of the dates specified therein.  There has been no material adverse change in the financial condition of Borrower or any Subsidiary since the date of the most recent of such financial statements submitted to Lender.  Borrower has no knowledge of any liabilities, contingent or otherwise, which are not reflected in such financial statements and information, and neither Borrower nor any Subsidiary has entered into any special commitments or contracts which are not reflected in such financial statements or information which would reasonably be expected to have a Material Adverse Effect.  Borrower and each Subsidiary is, and after consummating the transactions described in the Loan Documents will be, Solvent.

7.5                               Taxes.  Each of Borrower and its Subsidiaries has filed all federal, state and other tax returns that are required to be filed, and paid all Taxes shown on said returns as well as all Taxes (including withholding, FICA and ad valorem Taxes) shown on all assessments received by it except to the extent that such Taxes are being Properly Contested; and neither Borrower nor any Subsidiary is subject to any federal, state or local tax Liens and has not received any notice of deficiency or other official written notice to pay any Taxes.

7.6                               Title to Assets.  Borrower and its Subsidiaries have good title to their assets (including those shown or included in its financial statements and Borrowing Base Certificates) and the same are not subject to any Liens other than Permitted Liens.

7.7                               Material Agreements.  Neither Borrower nor any Subsidiary is a party to any agreement or instrument which materially and adversely affecting its business, assets, operations or condition (financial or otherwise), nor is any such Person in default under any Material Agreement.

7.8                               Intellectual Property.  Borrower has the right to use all necessary trademarks, trade names, copyrights, patents, patent rights and licenses to conduct its business as now operated, without any known conflict with the rights of others, including those described in the Disclosure Schedule.

7.9                               Compliance With Laws.  Each of Borrower and its Subsidiaries has duly complied with, and its properties, business operations and leaseholds are in compliance in all material respects with, the provisions of all applicable laws, including all Environmental Laws, OSHA and the Fair Labor Standards Act.

7.10                        Business and Collateral Locations.  Borrower’s chief executive office, principal place of business, office where Borrower’s tangible business records are located and all other places of business of Borrower (including places of business where any tangible items of Collateral are kept or maintained) are all correctly and completely described in the Disclosure Schedule; except as otherwise described in the Disclosure Schedule, none of the Collateral is in the possession of any Person other than Borrower and all tangible items of the Collateral are located in, on or about the business premises of Borrower described in the Disclosure Schedule; and all locations where Borrower or any Subsidiary has conducted business or maintained property at any time during the five (5) years prior to the Closing Date are correctly and completely described in the Disclosure Schedule.

7.11                        Accounts and Other Payment Rights.  Each Document, Instrument, Chattel Paper or other writing evidencing or relating to any Account or Payment Intangible of Borrower (a) is genuine and enforceable in accordance with its terms except for such limits thereon arising from bankruptcy or similar laws relating to creditors’ rights; (b) is not subject to any reduction or discount (other than as stated in the invoice or agreement applicable thereto and disclosed to Lender), defense, setoff, claim or counterclaim of a material nature against Borrower except in the Ordinary Course of Business or as to which Borrower has notified Lender in writing; (c) is not subject to any other circumstances that would impair the validity, enforceability or amount of such Collateral except as to which Borrower has notified Lender in writing; (d) arises from a bona fide sale of goods or delivery of services in the Ordinary Course of Business and in accordance with the terms and conditions of any applicable purchase order, contract or agreement; (e) is free of all Liens other than Permitted Liens; and (f) is for a liquidated amount maturing as stated in the applicable invoice or other document pertaining thereto.  Each Account included in any Borrowing Base Certificate, report or other document as an Eligible Account meets all of the requirements of an Eligible Account as set forth in the definition of that term.

7.12                        Deposit Accounts.  As of the Closing Date, neither Borrower nor any of its Subsidiaries has any Deposit Accounts other than those listed in the Disclosure Schedule.

7.13                        Brokers.  There has been no mortgage or loan broker in connection with this loan transaction, and Borrower agrees to indemnify and hold the Lender harmless from any claim of compensation payable to any mortgage or loan broker in connection with this loan transaction.

7.14                        ERISA.  Except as otherwise set forth in the Disclosure Schedule, neither Borrower nor any of its Subsidiaries has any Plan.  No Plan established or maintained by Borrower (including any Multiemployer Plan to which Borrower contributes) which is subject to Part 3 of Subtitle B or Title I of ERISA had a material accumulated funding deficiency (as such term is defined in Section 302 of ERISA) as of the last day of the most recent fiscal year of such Plan ended prior to the date hereof, or would have had an accumulated funding deficiency (as so defined) on such day if such year were the first year of such Plan to which Part 3 of Subtitle B of Title I of ERISA applied, and no material liability to the Pension Benefit Guaranty Corporation, has been or is expected by Borrower to be, incurred with respect to any such Plan by Borrower.  Borrower is not required to contribute to and is not contributing to a Multiemployer Plan.  Borrower has no withdrawal liability to any Multiemployer Plan, nor has any reportable event referred to in Section 4043(b) of ERISA occurred that has resulted or could result in liability of Borrower; and Borrower does not have any reason to believe that any other event has occurred that has resulted or could result in liability of Borrower as set forth above.

7.15                        Labor Relations.  Except as described in the Disclosure Schedule, neither Borrower nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, management agreement or consulting agreement.  On the date hereof, there are no material grievances, disputes or controversies with any union or any other organization of Borrower’s or any Subsidiary’s employees, or, to Borrower’s knowledge, any threats of strikes, work stoppages or any asserted pending demands for collective bargaining by any union or organization.

7.16                        Anti-Terrorism Laws.  Neither Borrower nor any of its Affiliates is in violation of any Anti-Terrorism Law; engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or is any of the following (each a “Blocked Person”): (1) a Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (2) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (3) a Person or entity with which any bank or other financial institution is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (4) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; (5) a Person or entity that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (6) a Person who is affiliated with a Person listed above.  Neither Borrower nor any of its Affiliates conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person or deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224.

7.17                        Not a Regulated Entity.  Neither Borrower nor any Subsidiary is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” each as defined in the Investment Company Act of 1940 or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other applicable law relating to its authority to incur Debt.

7.18                        No Insider Status.  Borrower is not, and no Person having “control” (as that term is defined in 12 U.S.C. §375(b)(5) or in regulations promulgated pursuant thereto) of Borrower is, an “executive officer,” “director,” or “principal shareholder” (as those terms are defined in 12 U.S.C. §375(b) or in regulations promulgated pursuant thereto) of Lender.

7.19                        Capital Structure.  As of the date hereof, the Disclosure Schedule sets forth (a) the correct name of each Subsidiary, its jurisdiction of organization and the percentage of its Equity Interests owned by each Person, (b) the identity of each Person owning any of the Equity Interests of Borrower and each Subsidiary, and (c) the number of authorized and issued Equity Interests (and treasury shares) of Borrower and each Subsidiary.  Borrower has good title to all of the Equity Interests it purports to own in each of its Subsidiaries, free and clear of any Lien other than Permitted Liens.  Except as set forth in the Disclosure Schedule, since the date of the last audited financial statements of Borrower, Borrower has not made, or obligated itself to make, any Distributions.  Except as set forth in the Disclosure Schedule, there are no outstanding options to purchase, or any rights or warrants to subscribe for, or any commitments or agreements to issue or sell, or any Equity Interests or obligations convertible into, or any powers of attorney relating to, Equity Interests of Borrower or any Subsidiary.  Except as set forth in the Disclosure Schedule, there are no outstanding agreements or instruments binding upon the holders of Borrower’s Equity Interests relating to the ownership of such Equity Interests.

7.20                        Disclosure Schedule.  All of the representations and warranties in the Disclosure Schedule are true and correct on the date of this Agreement and will remain true after the date of this Agreement; provided that Borrower may update the Disclosure Schedule from time to time by delivering written notice thereof to Lender so long as any changes set forth in any such update are not otherwise violative of this Agreement.

SECTION 8.                         AFFIRMATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of all of the Obligations, Borrower covenants that it shall, and shall cause each of its Subsidiaries to:

8.1                               Notices.  Notify Lender, promptly after Borrower’s obtaining knowledge thereof, of any (i) Default or Event of Default; (ii) the commencement of any action, suit or other proceeding against, or any demand for arbitration with respect to, any Obligor, which, if adversely determined, would be reasonably likely to have a Material Adverse Effect; (iii) the occurrence or existence of any default (or claimed default) by an Obligor under any agreement relating to Debt for Money Borrowed; or (iv) any other event or transaction which has or could reasonably be expected to have a Material Adverse Effect.

8.2                               Rights and Facilities.  Maintain and preserve all rights (including all rights related to Intellectual Property), franchises and other authority adequate for the conduct of its business; maintain its properties, equipment and facilities in good order and repair; conduct its business in an orderly manner without voluntary interruption in the Ordinary Course of Business; and maintain and preserve its existence.

8.3                               Insurance.  In addition to the insurance required by the Loan Documents with respect to the Collateral, maintain with its current insurers or with other financially sound and reputable insurers having a rating of at least A- or better by Best’s Ratings, a publication of A.M. Best Company, (i) insurance with respect to its properties and business against such casualties and contingencies of such type (including product liability, workers’ compensation, larceny, embezzlement or other criminal misappropriation insurance) and in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary (ii) marine cargo coverage, in such amounts and with such coverages, limits and deductibles as is customary in the business of Borrower or such Subsidiary, and (iii) business interruption insurance, in an amount approved by Lender.

8.4                               Visits and Inspections.  Subject to the limitations set forth in this Agreement, permit representatives of Lender from time to time, as often as may be reasonably requested, but only during normal business hours and (except when a Default or Event of Default exists) upon reasonable prior notice to Borrower to:  visit and inspect properties of Borrower and each of its Subsidiaries; inspect, audit and make extracts from Borrower’s and each Subsidiary’s books and records; and discuss with its officers, employees and independent accountants Borrower’s and each Subsidiary’s business, financial conditions, business prospects and results of operations.

8.5                               Taxes; Other Charges.  Pay and discharge all Taxes and other charges the non-payment of which could result in a Lien on Borrower’s assets prior to the date on which such Taxes or other charges, as applicable, become delinquent or any penalties attached thereto, except and to the extent only that such Taxes or other charges, as applicable, are being Properly Contested, and, if requested by Lender, shall provide proof of payment or, in the case of withholding or other employee taxes, deposit of payments required by applicable law.  Borrower shall, and shall cause each of its Subsidiaries to, deliver to Lender copies of all of Tax returns (and amendments thereto) promptly after the filing thereof.

8.6                               Financial Statements and Other Information.  (a) Keep adequate records and books of account with respect to its business activities in which proper entries are made in accordance with GAAP reflecting all its financial transactions; and cause to be prepared and furnished to Lender the following (all to be prepared in accordance with GAAP applied on a consistent basis):

(i)                                     as soon as available, and in any event within 120 days after the close of each Fiscal Year, audited balance sheets of Borrower and its Subsidiaries as of the end of such Fiscal Year and the related statements of income, shareholders’ equity and cash flow, on a consolidated and consolidating basis, certified without qualification by a firm of independent certified public accountants of recognized national standing selected by Borrower but reasonably acceptable to Lender (it being understood and agreed that Stout, Causey & Homing, P.A.  is acceptable) and setting forth in each case in comparative form the corresponding consolidated and consolidating figures for the preceding Fiscal Year (provided, that Borrower shall be required to deliver such items to Lender for the 2010 and

2011 Fiscal Years within 15 days following the Closing Date, in each case in the same form as the drafts thereof delivered to Lender prior to the Closing Date);

(ii)                                  as soon as available, and in any event within 30 days after the end of each month hereafter, including the last month of Borrower’s Fiscal Year, unaudited balance sheets of Borrower and its Subsidiaries as of the end of such month and the related unaudited consolidated statements of income and cash flow for such month and for the portion of Borrower’s Fiscal Year then elapsed, on a consolidated and consolidating basis, setting forth in each case in comparative form the corresponding figures for the preceding Fiscal Year and certified by the principal financial officer of Borrower as prepared in accordance with GAAP and fairly presenting the consolidated financial position and results of operations of Borrower and its Subsidiaries for such month and period subject only to changes from audit and year-end adjustments and except that such statements need not contain notes;

(iii)                               as soon as available, and in any event no later than 15 days prior to the beginning of each Fiscal Year (beginning with Fiscal Year ending December 31, 2012), Borrower’s projected balance sheet and income statement and statement of cash flows for each month of the next Fiscal Year, accompanied by a statement of assumptions and supporting schedules and information, all of which are commercially reasonable and in a form acceptable to Lender in its discretion; and

(iv)                              promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports which Borrower has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses which Borrower files with the SEC or any governmental authority which may be substituted therefor, or any national securities exchange; and copies of any press releases or other statements made available by Borrower to the public concerning material changes to or developments in the business of Borrower.

Concurrently with the delivery of the financial statements described in clause (i) of this Section, Borrower shall deliver to Lender a copy of the accountants’ letter to Borrower’s management, to the extent customarily provided by it, stating that they are aware that Lender are relying on such financial statements in making its decisions with respect to the Loans.  Concurrently with the delivery of the financial statements described in clause of this Section for the last month of each fiscal quarter of Borrower, or more frequently if requested by Lender during any period that a Default or Event of Default exists, Borrower shall cause to be prepared and furnished to Lender a Compliance Certificate.

(b)                                 Promptly after the sending or filing thereof, Borrower shall also provide to Lender copies of any annual report to be filed in accordance with ERISA in connection with each Plan and such other data and information (financial and otherwise) as Lender, from time to time, may reasonably request, bearing upon or related to the Collateral or Borrower’s and any of its Subsidiaries’ financial condition or results of operations.

(c)                                  Borrower shall also provide to Lender not later than 20 days after each calendar month, (i) a listing of all of Borrower’s trade payables as of the last Business Day of such month, specifying the name of and balance due each trade creditor, (ii) a monthly detailed trade payable aging, and (iii) a monthly detailed held checks aging, each in form acceptable to Lender.

8.7                               Compliance with Laws.  Comply in all material respects with all laws applicable to Borrower, the conducts of its business and the ownership and use of its Assets, including ERISA, all Environmental Laws, OSHA, the Fair Labor Standards Act and all other laws regarding the collection, payment and deposit of the Taxes, and shall obtain and keep in full force and effect any and all governmental and regulatory approvals necessary to the ownership of its properties or the conduct of its business and shall promptly report any non-compliance to Lender.

8.8                               Reimbursement for Lender Expenses.  Upon the demand of Lender, promptly reimburse Lender for all sums expended by Lender which constitute Lender Expenses, and Borrower hereby authorizes and approves all Loans by Lender in payment of items constituting Lender Expenses, as provided in Section 2.4.

8.9                               Financial Covenants.  Comply with all of the Financial Covenants set forth in Item 16 of the Terms Schedule.

8.10                        After-Acquired Collateral.  Borrower shall promptly notify Lender in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of- Credit Rights and, upon Lender’s request, shall promptly take such actions as Lender deems appropriate to effect Lender’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver/Access Agreement.  If any Collateral is in the possession of a third party, at Lender’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Lender.

8.11                        Future Subsidiaries.  Promptly notify Lender upon any Person becoming a Subsidiary and, if such Person is not a Foreign Subsidiary, cause it to guaranty the Obligations in a manner satisfactory to Lender, and to execute and deliver (or cause such Subsidiary to execute and deliver) such documents, instruments and agreements and to take (or cause such Subsidiary to take) such other actions as Lender shall require to evidence and perfect a Lien in favor of Lender on all assets of such Person and all Equity Interests in such Person, including delivery of such legal opinions, in form and substance satisfactory to Lender, as it shall deem appropriate.

SECTION 9.                         NEGATIVE COVENANTS

At all times prior to the Commitment Termination Date and Full Payment of the Obligations, Borrower shall not and shall not permit any Subsidiary to:

9.1                               Fundamental Changes.  Merge, reorganize, or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for mergers or consolidations of any Subsidiary with another Subsidiary; without Lender’s consent, not to be unreasonably withheld: (i) change its name or (ii) change its state of organization; amend, modify or otherwise change any of the terms or provisions in any of its Organic Documents, except for changes that do not adversely affect in any way Borrower’s authority to enter into and perform the Loan Documents to which it is a party, the perfection of Lender’s Liens in any of the Collateral, or Borrower’s authority or obligation to perform and pay the Obligations; without having first provided 30 days prior written notice to Lender: (a) conduct business under any fictitious name except for any fictitious name shown in the Disclosure Schedule; (b) change its federal employer identification number or organizational identification number; (c) relocate its chief executive office or principal place of business; or (d) or adversely amend, modify or otherwise change any of the terms or provisions of any Material Agreement.

9.2                               Conduct of Business.  Sell, lease or otherwise dispose of any of its assets (including any Collateral) other than a Permitted Asset Disposition; suspend or otherwise discontinue all or any material part of its business operations; engage in any business other than the business engaged in by it on the Closing Date and any business or activities that are substantially similar, related or incidental thereto; create, incur or suffer to exist any Lien on any of its assets other than Permitted Liens; make any loans, advances or other transfers of assets to any other Person, except transfers in the Ordinary Course of Business by one Subsidiary that is an Obligor to Borrower or to another Subsidiary that is an Obligor and transfers permitted by Section 9.9; guarantee or otherwise become in any way liable for any Debt of another Person; or create, incur, assume or suffer to exist any Debt except the Obligations, Subordinated Debt existing on the Closing Date or incurred after the Closing Date on terms acceptable to Lender, accounts payable to trade creditors that are not aged more than 90 days from billing date or more than 30 days from the due date to the extent incurred in the Ordinary Course of Business and paid within such time period (unless the same are being Properly Contested), purchase money obligations (including under capital and operating leases) secured by Liens that are Permitted Liens, Permitted Contingent Obligations and Debt for accrued payroll, Taxes and other operating expenses incurred in the Ordinary Course of Business so long as payment thereof is not past due and payable unless, in the case of Taxes, such Taxes are being Properly Contested.

9.3                               Agreements with Account Debtors.  Grant any discount, credit or allowance to any Account Debtor or accept any return of merchandise without Lender’s consent, except, when no Event of Default exists, in the Ordinary Course of Business.  Lender may, after an Event of Default, settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Lender considers advisable, and in such cases, Lender will credit Borrower’s account with only the net amounts received by Lender in payment of such disputed Accounts, after deducting all Lender Expenses incurred or expended in connection therewith.

9.4                               Distributions.  Declare or make any Distribution.

9.5                               Subordinated Debt.  Amend or modify in a manner not permitted by the applicable subordination agreement, any provision of any instrument or agreement evidencing or securing any Subordinated Debt; pay any principal of or interest with respect to any management fees payable to MVP Management Company or Healthcare Value Capital LLC at any time that a Default or Event of Default exists at the time of or after giving effect to such payment; or pay any principal of or interest on any Subordinated Debt other than in accordance with the applicable subordination agreement.

9.6                               ERISA.  Withdraw from participation in, permit the termination or partial termination of, or permit the occurrence of any other event with respect to any Plan maintained for the benefit of Borrower’s employees under circumstances that could result in liability to the Pension Benefit Guaranty Corporation, or any of its successors or assigns, or to any entity which provides funds for such Plan; or withdraw from any Multiemployer Plan described in Section 4001(a)(3) of ERISA which covers Borrower’s employees.

9.7                               Certain Tax and Accounting Matters.  File or consent to the filing of any consolidated income tax return with any Person other than a Subsidiary; make any significant change in accounting treatment or reporting practices, except as may be required by GAAP; or establish a fiscal year different from the Fiscal Year.

9.8                               Subsidiaries.  Form or acquire any Subsidiary except in accordance with Section 8.11; or permit any existing Subsidiary to issue any additional Equity Interests.

9.9                               Restricted Investments.  Make or have any Restricted Investments.  As used herein, the term “Restricted Investment” shall mean any acquisition of property by Borrower or any of its Subsidiaries in exchange for cash or other property, whether in the form of an acquisition of Equity Interests or Debt, or the purchase or acquisition by Borrower or any Subsidiary of any other property, or a loan, advance, capital contribution or subscription, except acquisitions of the following: (i) fixed assets to be used in the Ordinary Course of Business of Borrower or any Subsidiary so long as the acquisition costs thereof constitute Capital Expenditures and do not violate any financial covenant contained in this Agreement; (ii) Goods held for sale or lease or to be used in the manufacture of goods or the provision of services by Borrower or any of its Subsidiaries in the Ordinary Course of Business; (iii) current assets arising from the sale or lease of Goods or the rendition of services in the Ordinary Course of Business by Borrower or any Subsidiary; (iv) investments by Borrower to the extent existing on the Closing Date and fully disclosed in the Disclosure Schedule; (v) investments for research and development made in the Ordinary Course of Business and in accordance with Item 16 of the Terms Schedule: (vi) Permitted Acquisitions, provided that no property that is the subject of a Permitted Acquisition as defined under clause (b) of the definition thereof may constitute “Eligible Accounts” or “Eligible Inventory” hereunder until Lender shall have received and found satisfactory such field examinations, appraisals and other assessments of such property as Lender may request; and (vii) marketable direct obligations issued or unconditionally guaranteed by the United States government and backed by the full faith and credit of the United States government having maturities of not more than 12 months from the date of acquisition, and domestic certificates of deposit and time deposit having maturities of not more than 12 months from the date of acquisition, to the extent they are not subject to rights of offset in favor of any Person other than Lender.

9.10                        Deposit Accounts.  Open or maintain any Deposit Accounts except for (a) Deposit Accounts listed in the Disclosure Schedule, and (b) such other Deposit Accounts as shall be necessary for payroll, petty cash, local trade payables and other occasional needs of Borrower; provided that the aggregate balance of all Deposit Accounts which are not subject to a Deposit Account Control Agreement on terms satisfactory to Lender may not at any time exceed $1,000.

9.11                        Affiliate Transactions.  Except as set forth in the Disclosure Schedule, shall not enter into or be party to any transaction with an Affiliate of an Obligor, except (a) transactions contemplated by the Loan Documents, (b) payment of reasonable compensation to officers and employees for services actually rendered, (c) payment of customary directors’ fees and indemnities, (d) transactions with Affiliates that were consummated prior to the Closing Date and fully disclosed in the Disclosure Schedule, and (e) transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms fully disclosed to Lender and no less favorable than would be obtained in a comparable arm’s length transaction with a non-Affiliate.

9.12                        Restrictions on Payment of Certain Debt.  In addition to the restrictions contained in Section 9.5, make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any Money Borrowed (other than the Obligations)

prior to its due date under the agreements evidencing such Debt as in effect on the Closing Date (or as amended thereafter with the prior written consent of Lender).

9.13                        Hedging Agreements.  Enter into any hedging agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.

9.14                        Use of Certain Trademarks.  Manufacture or sell any Inventory that is subject to any of the following trademarks unless Borrower has (i) delivered prior written notice to Lender of its intent to manufacture or sell such Inventory, (ii) caused to be released all Liens of any Person other than Lender upon each applicable trademark, and (iii) caused to be filed with the United States Patent and Trademark Office all documentation necessary to evidence the release of all Liens of other Persons upon each such applicable trademark: (a) Ferglucon (registration no. 1879493); (b) Pododerm (registration no. 1786457); and (c) Liquipharm (registration no. 1771028).

SECTION 10.                  EVENTS OF DEFAULTS; REMEDIES

10.1                        Events of Default.  The occurrence or existence of any one or more of the following events or conditions shall constitute an Event of Default:

(a)                                 Borrower shall fail to pay any of the Obligations on the due date thereof (whether due at stated maturity, on demand, upon acceleration or otherwise);

(b)                                 Borrower fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement under Sections 4.4, 8.1, 8.3, 8.4, 8.5, 8.6, 8.9 or Section 9.

(c)                                  Any Obligor fails or neglects to perform, keep or observe any term, provision, condition, covenant or agreement, in this Agreement, in any of the other Loan Documents, or in any other present or future agreement between Borrower and Lender and the continuation of such default without cure for thirty (30) days after Borrower receives notice of such default;

(d)                                 Any representation, statement, report, or certificate made or delivered by or on behalf of Borrower or any Obligor to Lender, including any Borrowing Base Certificate, any aged trial balance of all Accounts, or any accounts payable aging is not true and correct, in any material respect, when made or furnished;

(e)                                  [omitted];

(f)                                   An Insolvency Proceeding is commenced by an Obligor or is commenced against an Obligor and is not dismissed within 30 days thereafter;

(g)                                  Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or Borrower voluntarily ceases to continue to conduct all or any material part of its business;

(h)                                 One or more judgments or orders for the payment of money shall be entered against any Obligor for an amount in excess of $250,000 in the aggregate for all such judgments outstanding at any time and (i) there shall have been commenced by any creditor an enforcement proceeding upon such judgment or order, (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect, or (iii) such judgment or order results in the creation or imposition of a Lien upon any of the Collateral that is not a Permitted Lien;

(i)                                     There shall occur any event or condition that has, or would be reasonably expected to have, a Material Adverse Effect;

(j)                                    There shall occur any default or event of default on the part of any Obligor under any agreement, document or instrument to which such Obligor is a party or by which such Obligor or any of its properties is bound, creating or relating to (i) any Bank Product Obligations or (ii) any other Debt (other than the Obligations) in excess of $250,000, if the payment or maturity of such Debt may be accelerated in consequence of such default or event of default or if demand for payment of such Debt may be made;

(k)                                 A Reportable Event (consisting of any of the events set forth in Section 4043(b) of ERISA) shall occur which Lender, in its reasonable discretion, shall determine constitutes grounds for the termination by the Pension Benefit Guaranty Corporation of any Plan or the appointment by the appropriate United States district court of a trustee for any Plan, or if any Plan shall be terminated or any such trustee shall be requested or appointed, or if Borrower or any other Obligor is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan resulting from Borrower’s, or such other Obligor’s complete or partial withdrawal from such Multiemployer Plan;

(l)                                     Any Obligor shall challenge in any action, suit or other proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender, or any of the Loan Documents ceases to be in full force or effect for any reason other than a full or partial waiver or release by Lender in accordance with the terms thereof;

(m)                             A Change of Control shall occur; or

(n)                                 There shall occur any event set forth in Item 17 of the Terms Schedule.

10.2                        Remedies.  Upon and after the occurrence of an Event of Default, Lender may, at its election, without notice of its election and without notice to or demand upon any Obligor, do any one or more of the following:

(a)                                 Declare all Obligations, whether arising pursuant to this Agreement or otherwise, to be due, whereupon the same shall become without further notice or demand (all of which notice and demand Borrower expressly waives) forthwith due and payable and Borrower shall forthwith pay to Lender the entire principal of and accrued and unpaid interest on the Loans and other Obligations plus reasonable outside attorneys’ fees and its court costs if such principal and interest are collected by or through an attorney-at-law;

(b)                                 Cease advancing money or otherwise extending credit to or for the benefit of Borrower under this Agreement or under any other agreement between Borrower and Lender;

(c)                                  Terminate the Commitments, but without affecting Lender’s rights and security interest in the Collateral and without affecting the Obligations owing by Borrower to Lender;

(d)                                 Notify Account Debtors of Borrower that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to the Loan Account;

(e)                                  Take immediate possession of any of the Collateral, wherever located; require Borrower to assemble the Collateral, at Borrower’s expense, and make it available to Lender at a place designated by Lender which is reasonably convenient to both parties; and enter any premises where any of the Collateral should be located and keep and store the Collateral on said premises until sold (and if said premises are the property of Borrower, then Borrower agrees not to charge Lender for storage thereof);

(f)                                   Sell or otherwise dispose of all or any part of the Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sales, with such notice as may be required by applicable law, in lots or in bulk, for cash or on credit, all as Lender in its discretion may deem advisable; and Borrower agrees that any requirement of reasonable notice to Borrower or any other Obligor of any proposed public or private sale or other disposition of Collateral by Lender shall be deemed satisfied if notice thereof is given at least 10 days prior thereto, and such sale may be at such locations as Lender may designate in said notice;

(g)                                  Petition for and obtain the appointment of a receiver, without notice of any kind whatsoever, to take possession of any or all of the Collateral and business of Borrower and to exercise such rights and powers as the court appointing such receiver shall confer upon such receiver, Borrower hereby waiving any requirement under applicable law that Lender post a bond in connection with the appointment of any such receiver;

(h)                                 Set off any Deposit Account maintained by Borrower over which Lender has control and apply the balances therein to the payment of the Obligations;

(i)                                     Conduct all appraisals, field examinations and other assessments of the Collateral as deemed necessary by Lender; engage or require Borrower to engage one or more financial consultants or workout professionals as approved by Lender in advance; take such additional collateral as security for the Obligations as required by Lender and do all such other acts and things deemed necessary by Lender to preserve its collateral security position hereunder; and

(j)                                    Exercise all other rights and remedies available to Lender under any of the Loan Documents or applicable law.

Lender is hereby granted an irrevocable, non-exclusive license or other right to use, license or sub-license (exercisable without payment of royalty or other compensation to any Obligor or any other Person) any or all of Borrower’s Intellectual Property and all of Borrower’s computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, and packaging materials, and any property of a similar nature, in advertising for sale, marketing, selling and collecting and in completing the manufacturing of any Collateral, and

Borrower’s rights under all licenses and franchise agreements shall inure to Lender’s benefit.  The proceeds realized from any sale or other disposition of any Collateral may be applied, after allowing 2 Business Days for collection, first to any Lender Expenses and then to the remainder of the Obligations in such order of application as Lender may elect in its discretion, with Borrower and each of the Obligors remaining liable for any deficiency.

10.3                        Cumulative Rights; No Waiver.  All covenants, conditions, warranties, guaranties, indemnities and other undertakings of Borrower in this Agreement or any of the other Loan Documents shall be deemed cumulative, and Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC or other applicable law.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Default or Event of Default on one occasion shall be deemed to be a continuing waiver or applicable to any other occasion.  No waiver or course of dealing shall be established by the failure or delay of Lender to require strict performance by Borrower with any term of the Loan Documents, or to exercise any rights or remedies with respect to the Collateral or otherwise.

SECTION 11.                  GENERAL PROVISIONS

11.1                        Notices and Communications.

(a)                                 Except as otherwise provided in Section 2.1, all notices, requests and other communications to or upon a party hereto shall be in writing (including facsimile transmission or similar writing) and shall be given to such party at the address or facsimile number for such party in Item 18 of the Terms Schedule or at such other address or facsimile number as such party may hereafter specify for the purpose of notice to Lender and Borrower in accordance with the provisions of this Section.

(b)                                 Except as otherwise provided in this Section, each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified herein for the noticed party and confirmation of receipt is received, (ii) if given by mail, 3 Business Days after such communication is deposited in the U.S. Mail, with first-class postage pre-paid, addressed to the noticed party at the address specified herein, or (iii) if given by personal delivery or reputable overnight courier, when duly delivered with receipt acknowledged in writing by the noticed party.  In no event shall a voicemail message be effective as a notice, communication or confirmation under any of the Loan Documents.  Notwithstanding the foregoing, no notice to or upon Lender pursuant to Sections 2.1, 3.2 or 8.1 shall be effective until after actually received by the individual to whose attention at Lender such notice is required to be sent.  Any written notice, request or demand that is not sent in conformity with the provisions hereof shall nevertheless be effective on the date that such notice, request or demand is actually received by the individual to whose attention at the noticed party such notice, request or demand is required to be sent.

(c)                                  Electronic mail and internet websites may be used only to distribute routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 8.6, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose as effective notice under this Agreement or any of the other Loan Documents.

11.2                        Performance of Borrower’s Obligations; Sharing of Information:  Publicity.  If Borrower shall fail to discharge any covenant, duty or obligation hereunder or under any of the other Loan Documents, Lender may, in its discretion at any time or from time to time, for Borrower’s account and at Borrower’s expense, pay any amount or do any act required of Borrower hereunder or under any of the other Loan Documents or otherwise lawfully requested by Lender to (i) enforce any of the Loan Documents or collect any of the Obligations, (ii) preserve, protect, insure or maintain or realize upon any of the Collateral, or (iii) preserve, defend, protect or maintain the validity or priority of Lender’s Liens in any of the Collateral, including the payment of any judgment against Borrower, any insurance premium, any Bank Product Obligations, any warehouse charge, any finishing or processing charge, any landlord claim, any other Lien upon or with respect to any of the Collateral (whether or not a Permitted Lien).  All payments that Lender may make under this Section and all out-of-pocket costs and expenses (including Lender’s Expenses) that Lender pays or incurs in connection with any action taken by it hereunder shall be reimbursed to Lender by Borrower on demand with interest from the date such payment is made or such costs or expenses are incurred to the date of payment thereof at the Default Rate as provided in Section 2.4.  Any payment made or other action taken by Lender under this Section shall be without prejudice to any right to assert, and without waiver of, an Event of Default hereunder and without prejudice to Lender’s right to proceed thereafter as provided herein or in any of the other Loan Documents.

11.3                        Effectiveness, Successors and Assigns.  This Agreement shall be binding and deemed effective when executed by Borrower and accepted by Lender in the State of Georgia, and when so accepted, shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided neither Borrower nor Lender may assign this Agreement or any rights hereunder without the other party’s prior written consent and any prohibited assignment shall be absolutely void, except that Lender shall not require the consent of the Borrower to assign this Agreement at any time when an Event of Default exists.  No consent to an assignment by Lender shall release Borrower from its Obligations to Lender.  Lender reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Lender’s rights and benefits hereunder.

11.4                        General Indemnity.  Borrower hereby agrees to indemnify and defend the Indemnitees against and to hold the Indemnitees harmless from and against any Indemnified Claim that may be instituted or asserted against or incurred by any of the Indemnitees and that either (i) arises out of or relates to this Agreement or any of the other Loan Documents (including any transactions entered into pursuant to any of the Loan Documents, Lender’s Liens upon the Collateral, or the performance by Lender of Lender’s duties or the exercise of any of Lender’s rights or remedies under this Agreement or any of the other Loan Documents), or (ii) results from Borrower’s failure to observe, perform or discharge any of Borrower’s covenants or duties hereunder.  Without limiting the generality of the foregoing, this indemnity shall extend to any Indemnified Claims instituted or asserted against or incurred by any of the Indemnitees by any Person under any Environmental Laws or similar laws by reason of Borrower’s or any other Person’s failure to comply in all material respects with laws applicable to solid or hazardous waste materials or other toxic substances.  Additionally, if any Taxes (excluding Taxes imposed upon or measured solely by the net income of Lender, but including any intangibles tax, stamp tax, recording tax or franchise tax) shall be payable by Lender or any Obligor on account of the execution or delivery of this Agreement, or the execution, delivery, issuance or recording of any of the other Loan Documents or any financing statement or other perfection document relating thereto, or the creation or repayment of any of the Obligations hereunder, by reason of any applicable law now or hereafter in effect, Borrower shall pay (or shall promptly reimburse Lender for the payment of) all such Taxes, including any interest and penalties thereon, and will indemnify and hold Indemnitees harmless from and against all liability in connection therewith.  The foregoing indemnities shall not apply to Indemnified Claims incurred by any Indemnitee as arising out of or resulting from its own gross negligence or willful misconduct.

11.5                        Section Headings:  Interpretation.  Section headings and section numbers have been set forth herein for convenience only.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Lender or Borrower, whether under any rule of construction or otherwise.  This Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

11.6                        Indulgences Not Waivers.  Lender’s failure at any time or times to require strict performance by Borrower of any provision of this Agreement or any of the other Loan Documents shall not waive, affect or otherwise diminish any right of Lender thereafter to demand strict compliance with and performance of such provision.

11.7                        Severability; Survival.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.  Notwithstanding anything to the contrary contained in this Agreement or any of the other Loan Documents, the obligations of Obligors with respect to each indemnity given by it in any of the Loan Documents in favor of each Indemnitee shall survive the termination of the Commitments and the Full Payment of the Obligations.

11.8                        Modification; Entire Agreement.  This Agreement cannot be changed or terminated orally.  This Agreement and the other Loan Documents represent the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, negotiations and inducements regarding the same subject matter.

11.9                        Counterparts, Facsimile Signatures.  This Agreement and any amendments hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument.  Counterparts of each of the Loan Documents may be delivered by facsimile or electronic mail and the effectiveness of each such Loan Document and signatures thereon shall, subject to applicable law, have the same force and effect as manually signed originals and shall be binding on all parties thereto.

11.10                 Governing Law.  This Agreement shall be deemed to have been made in the State of Georgia, and shall be governed by and construed in accordance with the internal laws (without regard to conflict of law provisions) of the State of Georgia.

11.11                 Consent to Forum.  Borrower hereby consents to the non-exclusive jurisdiction of any United States federal court sitting in or with direct or indirect jurisdiction over the Northern District of Georgia or any state or superior court sitting in Cobb County, Georgia, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Nothing herein shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction.  Any judicial proceeding commenced by Borrower against Lender or any holder of any of the Obligations, or any Affiliate of Lender or any holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States federal court sitting in or with direct jurisdiction over the Northern District of Georgia or any state or superior court sitting in Cobb County, Georgia.  Nothing in this Agreement shall be deemed or operate to affect the right of Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

11.12                 Waiver of Certain Rights.  To the fullest extent permitted by applicable law, Borrower hereby knowingly, intentionally and intelligently waives (with the benefit of advice of legal counsel of its own choosing): (i) the right to trial by jury (which Lender hereby also waives) in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon any of the Loan Documents, the Obligations or the Collateral; (ii) presentment, protest, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which Borrower may in any way be liable and hereby ratifies and confirms whatever Lender may do in this regard; (iii) notice prior to taking possession or control of any of the Collateral and the requirement to deposit or post any bond or other security which might otherwise be required by any court or applicable law prior to allowing Lender to exercise any of Lender’s self-help or judicial remedies to obtain possession of any of the Collateral; (iv) the benefit of all valuation, appraisement and exemption law; (v) any claim against Lender on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of any of the Loan Documents, any transaction thereunder, the enforcement of any remedies by Lender or the use of any proceeds of any Loans; (vi) notice of acceptance of this Agreement by Lender; and (vii) the right to assert any confidential relationship that it may have under applicable law with any accounting firm and/or service bureau in connection with any information requested by Lender pursuant to or in accordance with this Agreement (and Borrower agrees that Lender may contact directly any such accounting firm and/or service bureau in order to obtain any such information).

11.13                 USA Patriot Act Notice.  To help fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person who opens an account.  For purposes of this section, account shall be understood to include loan accounts.

11.14                 Credit Inquiries.  Borrower hereby authorizes and permits Lender, at its discretion and without any obligation to do so, to respond to credit inquiries from third parties concerning Borrower or any of its Subsidiaries.

11.15                 Additional Provisions.  Time is of the essence of this Agreement and the other Loan Documents.  No provision of this Agreement or any of the other Loan Documents shall be construed against or interpreted to the disadvantage of any party hereto by any governmental authority by reason of such party having or being deemed to have structured, drafted or dictated such provision.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal, to be effective on the date first set forth above.

BORROWER:

ANIP ACQUISITION COMPANY

By:	/s/ Arthur S. Przybyl
Arthur S. Przybyl, President & CEO

By:	/s/ Charlotte Arnold
Charlotte C. Arnold, Vice President & CEO

[SEAL]

[Signatures continued on following page.]

Accepted in Atlanta, Georgia:
LENDER:

ALOSTAR BANK OF COMMERCE

By:	/s/ Susan M. Hall

Name:	Susan M. Hall

Title:	Managing Director

TERMS SCHEDULE

This TERMS SCHEDULE (“Terms Schedule”) is made a part of and incorporated into that certain Loan and Security Agreement between ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (together with successors and assigns, “Lender”), and ANIP ACQUISITION COMPANY, a Delaware corporation (“Borrower”) dated June 6, 2012 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the “Loan Agreement”).

1.                                      Accounts Percentage:  85%

2.                                      Authorized Officers:

In addition to the Senior Officers, each of the following persons (if none, so state):

None.

3.                                      Additional Specified Availability Reserves (if none, so state):

None.

4.                                      Early Termination Fee:  Applicable Termination Percentage:

Upon the effective date of termination of the Commitments (whether such termination is effected by Borrower or Lender or automatically as the result of the commencement of an Insolvency Proceeding by or against Borrower), Borrower shall be obligated to pay, in addition to all of the other Obligations then outstanding, an amount equal to the product obtained by multiplying the Maximum Revolver Facility Amount by the applicable percentage set forth below:

(a)                                 3.0% if the effective date of termination occurs during the first 365-day period after the Closing Date;

(b)                                 2.0% if the effective date of termination occurs during the second 365-day period after the Closing Date; or

(c)                                  1.0% if the effective date of termination occurs after the second 365-day period following the Closing Date but prior to the last day of the Term;

provided, that, if any such termination occurs during the periods described in clauses (b) and (c) above and is a result of the sale of Borrower to an unaffiliated third party in an arms-length transaction, the applicable percentage set forth in clause (b) or (c), as applicable, shall be reduced by 50%.

5.                                      Guarantors:

None.

6.                                      Inventory Formula Amount:

The lesser of (i) 65% of the Value of Eligible Inventory on the date of determination, and (ii) the sum of (A) 85% of the NOLV of Eligible Inventory consisting of raw materials on the date of determination, and (B) 85% of the NOLV of Eligible Inventory consisting of finished goods on the date of determination.

7.                                      Maximum Revolver Facility Amount: $5,000,000.00

8.                                      Interest Rates (§2.3):

(a)                                 The Applicable Variable Rate shall be the Daily LIBOR Rate in effect from time to time.

“Daily LIBOR Rate” means, on any day, the greater of (a) 1.0%, and (b) the LIBOR Rate as shown in the Wall Street Journal on such day for United States dollar deposits for the one month delivery of funds in amounts approximately equal to the principal amount of the Loan for which such rate is being determined or, if such day is not a Business Day on the immediately preceding Business Day.  If The Wall Street Journal for any reason ceases to publish a LIBOR Rate, then the Daily LIBOR Rate shall be as published from time to time in any other publication or reference source designated by Lender in its discretion.  The Daily LIBOR Rate is a reference rate and does not necessarily represent the best or lowest rate charged by Lender.

(b)                                 Interest margin for Revolver Loans:  5.0%.

(c)                                  [Reserved.]

(d)                                 Default margin:  2.0%.

(e)                                  Applicable Variable Rate Disclosure:  0.24075%.

(f)                                   Interest Rate Disclosure (Governing Rate):  5.24075%.

9.                                      Fees and Expenses (§2.4):

(a)                                 Fees:  Borrower shall pay to Lender the following fees: (i) a closing and origination fee in the amount of $50,000 to be paid concurrently with the funding of the initial Revolver Loan; (ii) an unused line fee in the amount of 0.375% per annum of the amount by which the average loan balance for any month (or portion thereof that the Agreement is in effect) is less than the Maximum Revolver Facility Amount, such fee to be paid on the first day of the following month, but if the Commitments are terminated on a day other than the first day of the month, then any such fee payable for the month in which termination shall occur shall be paid on the effective date of such termination; (iii) a monthly, non-refundable monitoring fee in the amount of $1,500 per month, which shall be paid on the first day of each month, in arrears, beginning June 1, 2012, with the unpaid amount of such fee (if any) being paid on the Commitment Termination Date; and (iv) the Early Termination Fee, to the extent required to be paid pursuant to Item 4 of this Terms Schedule.

2

(b)                                 Expenses:  Borrower shall reimburse Lender for all out-of-pocket costs and expenses incurred by Lender (including standard fees charged by Lender’s internal field examiners) in connection with (i) examinations and reviews of Borrower’s Books and such other matters pertaining to the Borrower or any Collateral as Lender shall deem appropriate in its reasonable discretion and shall pay to Lender the then standard amount charged by Lender per person per day ($900 per person per day as of the Closing Date) for each day that an employee or agent of Lender shall be engaged in an examination or review of any of Borrower’s Books, plus reasonable out-of-pocket expenses; provided, however, that Borrower shall not be required to reimburse Lender for the costs and expenses of more than four (4) field examinations in any 12-month period, unless an Event of Default exists; (ii) appraisals of any Inventory or Equipment forming a part of the Collateral provided, however, that Borrower shall not be required to reimburse Lender for the costs and expenses of more than one appraisal in any 12- month period, unless an Event of Default exists; (iii) reasonable outside legal fees and out-of-pocket expenses incurred by Lender in connection with the preparation and negotiation of the Loan Documents; and (iv) the actual charges paid or incurred by Lender if it elects to employ the services of one or more third parties to perform financial audits of Borrower, establish electronic collateral reporting of Borrower, appraise the Collateral or to assess Borrower’s business valuation.

10.                               Borrowing Base Reporting Period (§2.6):

Each week, or more or less frequently as Lender shall request in its reasonable credit judgment.

11.                               Collection Days (§2.7):

Two Business Days

12.                               Term (§3.1):

June 6, 2015.

13.                               Equipment Dispositions (§5.4(b)):

$300,000

14.                               Opening Availability (56.1(g)):

$750,000.00

15.                               Other Conditions Precedent (56.1(h)):

(a)                                 Lender shall have received from each of the holders of any Debt, duly executed subordination agreements, pursuant to which all Debt of Borrower to such Persons and all Liens granted by Borrower to such person are subordinated to the Obligations and the Liens of Lender on terms and pursuant to agreements satisfactory to Lender in its discretion.

(b)                                 Lender shall have entered into a Lockbox Agreement in respect of a lockbox related to the Collections Account.

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(c)                                  Lender shall have received final credit approval for the transactions described in this Agreement.

(d)                                 Lender shall have completed its business, financial, legal and collateral due diligence of Borrower, including a collateral audit and review of Borrower’s Books, with results satisfactory to Lender.

(e)                                  Lender shall have received, reviewed and be satisfied with all of Borrower’s Material Agreements between Borrower and its ten largest Account Debtors (determined based upon aggregate value of sales made to such Account Debtors).

(f)                                   Borrower shall have obtained all governmental and third party consents and approvals as may be necessary or appropriate in connection with this Agreement and the transactions contemplated hereby.

(g)                                  Lender shall have received, in form and substance satisfactory to Lender, all asset appraisals, field audits and such other reports, audits or certifications as Lender may deem necessary or otherwise request.

(h)                                 With respect to all Collateral consisting of real property, Lender shall have received, in form and substance satisfactory to Lender, flood certifications, a current survey and a mortgagee’s policy of title insurance (or a commitment therefor) from an acceptable title insurer and such other real estate diligence requested by Lender.

(i)                                     Lender shall have completed its review of the legal and administrative requirements and restrictions applicable to any foreclosure or liquidation of Inventory of the type owned by Borrower.

(j)                                    Lender shall have received evidence satisfactory to Lender that Borrower is in compliance with all applicable regulations and administrative rules applicable to Borrower’s business.

(k)                                 Lender shall have reviewed and found satisfactory drafts of the audited financial statements of Borrower for the 2010 and 2011 Fiscal Years (together with a draft auditor’s report regarding such financial statements).

(l)                                     Lender shall have completed and found satisfactory such background checks as Lender shall require with respect to Borrower and its officers (including Arthur Przybyl and Charlotte Arnold).

(m)                             Lender shall have received a Deposit Account Control Agreement for each of the following Deposit Accounts of Borrower:  the Deposit Accounts maintained by Borrower with Bank of America, N.A. that are listed on the Disclosure Schedule.

16.                              Financial Covenants (§8.9):

Borrower covenants that, from the Closing Date until the Commitment Termination Date and Full Payment of the Obligations, Borrower and each Subsidiary shall comply with the following additional covenants:

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(a)                                 Fixed Charge Coverage Ratio.  As of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending September 30, 2012, Borrower shall maintain a Fixed Charge Coverage Ratio of not less than 1.10 to 1.00 calculated for the rolling period of the 4 fiscal quarters then ending.

(b)                                 Minimum Quarterly EBITDA.  As of the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending September 30, 2012, Borrower shall achieve EBITDA of not less than $800,000 (the “Minimum EBITDA”) calculated for the rolling period of the 4 fiscal quarters then ending.

(c)                                  Maximum Research and Development Expenditures.  During the Fiscal Year ending December 31, 2012, the aggregate amount of out-of-pocket expenditures made by Borrower for the purposes of research and development (other than research and development expenditures financed through the issuance of Equity Interests and Subordinated Debt, including pursuant to the Subordinated Note Purchase Agreement) shall not exceed $1,000,000 in the aggregate.  Thereafter, as of the end of each fiscal quarter, the aggregate amount of out-of-pocket expenditures made by Borrower for the purposes of research and development (other than research and development expenditures financed through the issuance of Equity Interests and Subordinated Debt, including pursuant to the Subordinated Note Purchase Agreement) during the trailing 4 quarter period then ending shall equal the greater of (i) $1,000,000, and (ii) $1,000,000 plus (A) EBITDA as of the end of such fiscal quarter for the 4 fiscal quarters then ending, minus (B) Minimum EBITDA.

As used in this Item 16 of the Terms Schedule, the following terms shall have the following means ascribed to them.

“Capital Expenditures” means all liabilities incurred or expenditures made by Borrower or any of its Subsidiaries for the acquisition of fixed assets, or any improvements, substitutions or additions thereto with a useful life of more than one year.

“EBITDA” means, for any period, determined on a consolidated basis for Borrower and its Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, fees paid to Lender pursuant to this Agreement, expenses incurred in connection with transactions contemplated by this Agreement or any Permitted Acquisition, as applicable, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, other non-cash expenses and income and any extraordinary gains (in each case, to the extent included in determining net income), plus the amount of out- of-pocket research and development expenditures made by Borrower during such period that are financed through the issuance of Equity Interests or Subordinated Debt (including pursuant to the Subordinated Note Purchase Agreement).

“Fixed Charge Coverage Ratio” means, for any period, the quotient obtained by dividing (a) the difference between (i) Borrower’s EBITDA for such period, minus (ii) the sum of (A) all Unfinanced Capital Expenditures made in such period, and (B) cash income Taxes paid by Borrower in such period (without benefit of any refund), divided by (b) the sum of (i) the current portion of scheduled principal amortization on Debt for Money Borrowed plus (ii) cash interest payments paid by Borrower in such period plus (iii) management fees paid by Borrower during such period.

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“Unfinanced Capital Expenditures” means, for any fiscal period, Capital Expenditures made by Borrower and its consolidated Subsidiaries that are not funded by Debt for Money Borrowed (other than Revolver Loans) or capital lease obligations, in each case incurred by Borrower and its Subsidiaries during such period.

17.                               Other Events of Default (§10.1) (if none, so state):

Any Obligor shall cease to be Solvent.

Arthur Przybyl shall cease to be President and Chief Executive Officer of Borrower and a replacement officer with similar or greater experience, expertise and knowledge, who shall be acceptable to Lender in its reasonable discretion, shall not be hired by Borrower within 180 days thereafter.

18.                               Notices (§11.1):

If to Borrower:

ANIP Acquisition Company
210 Main Street
Baudette, Minnesota 56623
Attention:  Charlotte Arnold
Facsimile: (218) 634-3540

with a courtesy copy to (which shall not be deemed notice):

SNR Denton US LLP
1221 Avenue of the Americas
New York, NY 10020-1089
Attention:  Jane A. Meyer
Facsimile: (212) 768-6800

If to Lender:

AloStar Bank of Commerce
3630 Peachtree Road, N.E., Suite 1050
Atlanta, GA 30326
Attn:  Susan Hall
Facsimile: (404) 365-7112

with courtesy copies to (which shall not be deemed notice):

Parker, Hudson, Rainer & Dobbs LLP
1500 Marquis Two Tower
285 Peachtree Center Avenue, N.E.
Atlanta, Georgia 30303
Attention:  C. Edward Dobbs
Facsimile: (404) 522-8409

[Remainder of page intentionally left blank]

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The undersigned have executed this Terms Schedule under seal on and as of the date of the Loan Agreement.

BORROWER:

ANIP ACQUISITION COMPANY

By:	/s/ Arthur S. Przybyl
Arthur S. Przybyl, President & CEO

By:	/s/ Charlotte Arnold
Charlotte C. Arnold, Vice President & CEO

[SEAL]

[Signatures continued on following page.]

Accepted in Atlanta, Georgia:

LENDER:

ALOSTAR BANK OF COMMERCE

By:	/s/ Susan M. Hall

Name:	Susan M. Hall

Title:	Managing Director

EXHIBIT A

FORM OF REVOLVER NOTE

U.S. $5,000,000.00	June , 2012

Atlanta, Georgia

FOR VALUE RECEIVED, the undersigned, ANIP ACQUISITION COMPANY, a Delaware corporation (“Borrower”), hereby promises to pay to the order of ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (herein, together with any subsequent holder hereof, called “Lender”), the principal sum of FIVE MILLION AND NO/100 DOLLARS ($5,000,000.00) or such lesser sum as may constitute the outstanding principal amount of all Revolver Loans made pursuant to the terms of the Loan Agreement (as defined below) on the date on which such outstanding principal amounts become due and payable pursuant to Section 2.2(a)(i) of the Loan Agreement (as defined below), in strict accordance with the terms thereof.  Borrower likewise unconditionally promises to pay to Lender interest from and after the date hereof on the outstanding principal amount of Revolver Loans at such interest rates, payable at such times and computed in such manner as are specified in Sections 2.2(a)(ii) and 2.3 of the Loan Agreement and in strict accordance with the terms thereof.

This Revolver Note (“Note”) is issued pursuant to, and is the “Revolver Note” referred to in, the Loan and Security Agreement dated June         , 2012 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), between Borrower and Lender, and Lender is and shall be entitled to all benefits thereof and of all other Loan Documents executed and delivered in connection therewith.  All capitalized terms used herein, unless otherwise defined herein, shall have the meanings ascribed to such terms under the Loan Agreement.

This Note may be prepaid at any time, as provided in and subject to the terms of the Loan Agreement.  The entire unpaid principal balance and all accrued interest on this Note shall be due and payable immediately upon the Commitment Termination Date.  All payments of principal and interest shall be made in Dollars and in immediately available funds as specified in the Loan Agreement.

Upon or after the occurrence of an Event of Default and for so long as such Event of Default exists, the principal balance and all accrued interest of this Note may be declared (or shall become) due and payable in the manner and with the effect provided in the Loan Agreement, and the unpaid principal balance hereof shall bear interest at the Default Rate as and when provided in Section 2.3 of the Loan Agreement.  If this Note is collected by or through an attorney at law, then Borrower shall be obligated to pay, in addition to the principal balance of and accrued interest on this Note, all costs of collection, including, without limitation, reasonable attorneys’ fees and court costs.

All principal amounts of Revolver Loans made by Lender to Borrower pursuant to the Loan Agreement, and all accrued and unpaid interest thereon, shall be deemed evidenced by this Note and shall continue to be owing by Borrower until paid in accordance with the terms of this Note and the Loan Agreement.

In no contingency or event whatsoever, whether by reason of advancement of the proceeds of Revolver Loans or otherwise, shall the amount paid or agreed to be paid to Lender for the use, forbearance or detention of Revolver Loans exceed the highest lawful rate permissible under any law which a court of competent jurisdiction may deem applicable hereto; and, in the event of any such payment inadvertently paid by Borrower or inadvertently received by Lender, such excess sum shall be, at Borrower’s option, returned to Borrower forthwith or credited as a payment of principal, but shall not be applied to the payment of interest.  It is the intent hereof that Borrower not pay or contract to pay, and that Lender not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under applicable law.

Time is of the essence of this Note.  To the fullest extent permitted by applicable law, Borrower, for itself and its legal representatives, successors and assigns, expressly waives presentment, demand, protest, notice of dishonor, notice of non-payment, notice of maturity, notice of protest, presentment for the purpose of accelerating maturity, diligence in collection, and the benefit of any exemption or insolvency laws.

Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.  No delay or failure on the part of Lender in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor shall any single or partial exercise by Lender of any right or remedy preclude any other right or remedy.  Lender, at its option, may enforce its rights against any Collateral securing this Note without enforcing its rights against Borrower, any Guarantor of the indebtedness evidenced hereby or any other property or indebtedness due or to become due to Borrower.  Borrower agrees that, without releasing or impairing Borrower’s liability hereunder, Lender may at any time release, surrender, substitute or exchange any Collateral securing this Note and may at any time release any party primarily or secondarily liable for the indebtedness evidenced by this Note.

The rights of Lender and obligations of Borrower hereunder shall be construed in accordance with and governed by the laws (without giving effect to the conflict of law principles thereof) of the State of Georgia.  This Note is intended to take effect as an instrument under seal under Georgia law.

To the fullest extent permitted by applicable law, Borrower and, by its acceptance hereof, Lender, each hereby waives the right to trial by jury in any action, suit, proceeding or counterclaim of any kind arising out of, related to or based in any way upon this Note or any of the matters contemplated hereby.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, Borrower has caused this Note to be executed under seal and delivered by its duly authorized officers on the date first above written.

ANIP ACQUISITION COMPANY
(“Borrower”)

By:
Arthur S. Przybyl, President & CEO

By:
Charlotte C. Arnold, Vice President & CEO

[SEAL]

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[Letterhead of Borrower]

                    , 20

AloStar Bank of Commerce
3630 Peachtree Road, N.E., Suite 1050
Atlanta, Georgia 30326
Attn:  Susan Hall

The undersigned, the [chief financial officer] of ANIP ACQUISITION COMPANY (“Borrower”), gives this certificate to AloStar Bank of Commerce, a state banking institution incorporated or otherwise organized under the laws of the State of Alabama (“Lender”), in accordance with the requirements of Section 8.6(a)(vi) of that certain Loan and Security Agreement, dated June         , 2012, between Borrower and Lender (as at any time amended, the “Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

1.                                      Attached hereto are copies of the balance sheets and statements of income, shareholders’ equity and cash flow of Borrower and its consolidated Subsidiaries for the [Fiscal Year] [month] ending [                    , 20    ], which have been prepared in accordance with GAAP and fairly present the financial position and results of operations of Borrower for such [Fiscal Year] [month] subject only to changes due to audit and year-end adjustments and except that such statements do not contain notes.

2.                                      I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the 12-month period ending [                    , 20    ], that the Fixed Charge Coverage Ratio for the relevant measurement period is          to 1.0, which [is] [is not] in compliance with requirements of Item 16(a)of the Terms Schedule to the Loan Agreement.

3.                                      I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the 12-month period ending [                    , 20    ], that EBITDA of Borrower and its consolidated Subsidiaries for the relevant measurement period is $               which [is][is not] in compliance with the requirements of item 16(b) of the Terms Schedule to the Loan Agreement.

4.                                      I hereby certify based upon my review of the balance sheets and statements of income of Borrower and its consolidated Subsidiaries for the 12-month period ending [                    , 20    ], that the amount of expenditures made by Borrower for the purposes of research and development during the relevant measuring period does not exceed [$              ,] which [is][is not] in compliance with the requirements of item 16(c) of the Terms Schedule to the Loan Agreement.

5.                                      No Default or Event of Default exists on the date hereof, other than:                                                                    [if none, so state]; and

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6.                                      Attached hereto is a schedule showing the calculations that support Borrower’s [compliance] [non-compliance] with the financial covenants, as shown above.

Very truly yours,

Charlotte C. Arnold, Chief Financial Officer

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Exhibit A

to

Compliance Certificate

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LETTER OF CREDIT RIDER

THIS LETTER OF CREDIT RIDER (“Rider”) dated June 6, 2012, is made a part of and incorporated into that certain Loan and Security Agreement between ALOSTAR BANK OF COMMERCE, a state banking institution organized under the laws of the State of Alabama (together with successors and assigns, “Lender”), and ANIP ACQUISITION COMPANY, a Delaware corporation (“Borrower”), dated June 6, 2012 (together with all schedules, Riders and exhibits annexed thereto and all amendments, restatements, supplements or other modifications with respect thereto, the “Loan Agreement”).

1.                                      Definitions.  Capitalized terms contained in this Rider, unless otherwise defined herein, shall have the meanings given such terms in the Loan Agreement; and the provisions of Section 1.5 of the Loan Agreement are incorporated herein.  In addition, when used in this Rider, the following terms shall have the following meanings (terms defined in the singular to have the same meaning when used in the plural and vice versa):

“Cash Collateral” means cash that is delivered to Lender to Cash Collateralize any Obligations and all interest and other income earned (if any) on such cash.

“Cash Collateralize” means the delivery of cash to Lender, as security for the payment of any LC Credit Support Obligations, in an amount equal to 105% of the aggregate LC Credit Support Obligations at the time of delivery.  Cash Collateralization has a correlative meaning.

“LC Application” means an application (whether consisting of a single or several documents) by Borrower to LC Issuer, in form and substance satisfactory to LC Issuer, for the issuance of a Letter of Credit, which application shall, among other things, provide for Borrower’s reimbursement to LC Issuer for any amount paid by LC Issuer under a Letter of Credit.

“LC Conditions” means the following conditions to Lender’s agreement to use its reasonable efforts to cause LC Issuer to issue a Letter of Credit: (a) each of the conditions set forth in Section 6 of the Loan Agreement is satisfied at the time of Lender’s receipt of an LC Request and prompt issuance thereof; (b) Borrower has delivered to Lender, in such manner as Lender may prescribe, an LC Request and an LC Application in form and substance satisfactory to LC Issuer and Lender for the issuance of the requested Letter of Credit and such other documents as may be required pursuant to the terms thereof; (c) Lender shall have determined that, immediately after giving effect to such issuance, (i) the total LC Credit Support Obligations will not exceed the LC Subline and (ii) the total LC Credit Support Obligations plus the aggregate balance of Revolver Loans outstanding at such time will not exceed the Borrowing Base at such time, or, if no Revolver Loans are outstanding at such time, the LC Credit Support Obligations will not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (d) the expiration date of such Letter of Credit is no more than 365 days from issuance and at least 120 days prior to the effective date of termination of the Commitments, in the case of standby Letters of Credit; (e) the Letter of Credit and payments thereunder are denominated in Dollars; and (f) the purpose and form of the proposed Letter of Credit are satisfactory to Lender in its discretion.

“LC Credit Support Obligations” means, on any date, the sum (without duplication) of the following on such date: (a) all amounts owing by Borrower for reimbursement to Lender of amounts paid by Lender under any Credit Support of a Letter of Credit; (b) the aggregate amount of all liabilities (whether or not contingent at the time in question) of Lender to an LC Issuer under any Credit Support of outstanding Letters of Credit; and (c) all Fees and other amounts owing by Borrower to Lender with respect to any Credit Support provided by Lender to an LC Issuer.

“LC Documents” means all agreements, instruments and documents executed by Borrower or any other Person in favor of and delivered to LC Issuer or Lender in connection with, or as a condition to the issuance of, a Letter of Credit, including each LC Application and LC Request.  All of the LC Documents, to the extent executed with or in favor of Lender, shall constitute “Loan Documents” (as defined in the Loan Agreement).

“LC Issuer” means any bank or other financial institution which is selected by Lender to be the issuer of a Letter of Credit and to which Lender provides a Credit Support as an inducement for such financial institution to issue such Letter of Credit.

“LC Request” means a request for issuance of a Letter of Credit, to be provided by Borrower, in form satisfactory to LC Issuer and Lender.

“LC Reserve” means a reserve in the aggregate amount of all LC Credit Support Obligations outstanding any time, other than any LC Credit Support Obligations that have been fully Cash Collateralized.

“LC Subline” means an amount equal to $900,000.

“Reimbursement Date” means, in case of Borrower’s obligation to reimburse LC Issuer for any amounts paid by LC Issuer under a Letter of Credit, the date on which LC Issuer makes payment under such Letter of Credit; and in the case of Borrower’s obligation to reimburse Lender for any amounts paid by Lender under any Credit Support to an LC Issuer, the date on which Lender makes payment under such Credit Support.

2.                                      Letters of Credit.  Lender agrees to use its reasonable efforts to cause LC Issuer to issue Letters of Credit from time to time from the date hereof until the date that is 90 days before the last day of the Term; provided, however, that Lender shall have no obligation to request the issuance of a Letter of Credit on or after the Commitment Termination Date or if at the time of Borrower’s request for a Letter of Credit, all of the LC Conditions are not satisfied as determined by Lender.  Lender’s agreement to request LC Issuer to issue Letters of Credit is further subject to the following terms and conditions:

(a)                                 Lender’s willingness to use its reasonable efforts to cause LC Issuer to issue any Letter of Credit is conditioned upon LC Issuer’s receipt of an LC Request and an LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as LC Issuer may customarily require for issuance of a Letter of Credit of similar type and amount, but Lender shall have no obligation to issue any Letter of Credit and shall have no liability for LC Issuer’s failure to issue or delay in issuing any Letter of Credit.

(b)                                 Letters of Credit may be requested by Borrower only to support obligations of Borrower incurred in the Ordinary Course of Business or for other purposes as Lender may approve from time to time in writing.  The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Lender or LC Issuer.

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(c)                                  Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary.  In connection with any Letter of Credit, Lender shall not be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or any Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; any payment by LC Issuer under a Letter of Credit that was improperly made or any consequences arising from causes beyond Lender’s control, including any act or omission of a governmental authority.  Lender shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit and of each LC Issuer whose claims against Borrower are discharged pursuant to a Credit Support.

(d)                                 Borrower shall promptly comply with each LC Document.  An Event of Default shall occur if Borrower fails to comply with any covenant contained herein or in any LC Document or if any representation or warranty by Borrower in any LC Document is not true and correct in all material respects when made or furnished (or deemed to be made or furnished).

3.                                      Reimbursement.  If LC Issuer honors any request for payment under a Letter of Credit, Borrower shall pay to LC Issuer, on the Reimbursement Date, the amount paid under such Letter of Credit.  If Lender makes any payment to LC Issuer under any Credit Support, Borrower shall pay to Lender, on the Reimbursement Date, the amount paid by Lender under such Credit Support together with interest at the interest rate applicable to Revolver Loans from the Reimbursement Date until full payment is actually made by Borrower.  The obligation of Borrower to reimburse LC Issuer or Lender for any payment made under a Letter of Credit or Credit Support shall be absolute, unconditional, irrevocable and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or any LC Document; or the existence of any claim, setoff, defense, counterclaim or other right that Borrower may have at any time against the beneficiary or the LC Issuer.  Borrower shall be deemed to have requested a Revolver Loan in an amount necessary to pay all amounts due Lender on any Reimbursement Date.

4.                                      Cash Collateral.  If any LC Credit Support Obligations, whether or not then due or payable, shall for any reason be outstanding (a) when a Default or Event of Default exists, (b) when Availability is less than zero, (c) on or after the effective date of termination of the Commitments, or (d) within 30 days prior to the last day of the Term, then Borrower shall, forthwith, at Lender’s request, Cash Collateralize all LC Credit Support Obligations (whether absolute or contingent at the time in question).  If Borrower fails to provide Cash Collateral as required herein, Lender may advance, as one or more Revolver Loans, the amount of Cash Collateral required, whether or not the Commitment Termination Date has occurred.  Without limiting the foregoing, on the Commitment Termination Date, Borrower shall comply with the terms of Section 3 of the Loan Agreement and shall either (a) Cash Collateralize all LC Credit Support Obligations (whether absolute or contingent at the time in question) or (b) cause to be issued a replacement letter of credit, to be in form and substance satisfactory to Lender

3

and LC Issuer, for each Letter of Credit outstanding on such date, and cause each Letter of Credit to be returned to LC Issuer marked cancelled concurrently with the issuance of each replacement letter of credit.

5.                                      Availability Reserve; Maximum Revolver Facility Amount.  The Availability Reserve on any date shall be increased by an amount equal to the LC Reserve on such date.  The Maximum Revolver Facility Amount shall not be increased by the amount of the LC Subline, and the aggregate amount of all Revolver Loans and LC Credit Support Obligations outstanding on any date shall not exceed the Maximum Revolver Facility Amount.

6.                                      Indemnification.  In addition to any other indemnity which Borrower may have to any Indemnitee under the Loan Agreement or any of the other Loan Documents and without limiting such other indemnification provisions, Borrower agrees to indemnify and defend each of the Indemnitees and to hold each of the Indemnitees harmless from and against any and all claims, demands, liabilities, costs, actions, suits or proceedings that any one or more Indemnitees may incur or be subject to as a consequence, directly or indirectly, of (a) the issuance of, payment or failure to pay, or any performance or non-performance under any Letter of Credit or any LC Document, (b) any suit, investigation or proceeding to which any Indemnitee may become a party as a consequence, directly or indirectly, of the issuance of any Letter of Credit or Credit Support therefor or payment or failure to pay under such Letter of Credit or Credit Support, and (c) any action, suit or other proceeding to recover, set aside or reclaim any amount paid by or on behalf of Borrower, or from any proceeds of the Collateral, to or for the benefit of any Indemnitee on account of any of the LC Credit Support Obligations.  This indemnity shall survive Full Payment of the Obligations and termination of the Commitments.

7.                                      Letter of Credit Fees.  Borrower shall pay to Lender a fee equal to 6.0% per annum multiplied by the average daily undrawn amount of all Letters of Credit issued and outstanding pursuant to the Loan Documents, which fee shall be payable monthly, in arrears, on the first day of each month.  Borrower shall pay to LC Issuer all fees, charges, costs and expenses associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which fees, charges, costs and expenses shall be paid as and when incurred.  During an Event of Default, the fee payable to Lender under the first sentence of this Section 7 shall be increased by 2.0% per annum.

[Remainder of page intentionally left blank]

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The undersigned have executed this Letter of Credit Rider under seal on the date first written above.

BORROWER:

ANIP ACQUISITION COMPANY

By:	/s/ Arthur S. Przybyl
Arthur S. Przybyl, President & CEO

By:	/s/ Charlotte Arnold
Charlotte C. Arnold, Vice President & CEO

[SEAL]

[Signatures continued on following page.]

Accepted in Atlanta, Georgia:
LENDER:

ALOSTAR BANK OF COMMERCE

By:	/s/ Susan M. Hall

Name:	Susan M. Hall

Title:	Managing Director